As filed with the Securities and Exchange Commission on September 9, 2014

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

IMPERIAL HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Florida	30-0663473
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

701 Park of Commerce Boulevard, Suite 301

Boca Raton, Florida 33487

(561) 995-4200

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Michael Altschuler

General Counsel and Secretary

701 Park of Commerce Boulevard, Suite 301

Boca Raton, Florida 33487

(561) 995-4200

(Name, address, including zip code, and telephone number, including area code, of agent for service)

with a copy to:

Michael B. Kirwan, Esq.

Foley & Lardner LLP

One Independent Drive, Suite 1300

Jacksonville, Florida 32202

(904) 359-2000

Approximate date of commencement of proposed sale to the public: From time to time after this registration statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Amount of Registration Fee
8.50% Senior Unsecured Convertible Notes due 2019	$70,743,000	$9,111.70(1)
Common stock, $0.01 par value(2)	10,464,942	n/a(1)

(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933 as amended. Pursuant to Rule 457(i) under the Securities Act of 1933, there is no filing fee with respect to the shares of common stock issuable upon conversion of the Notes because no additional consideration will be received in connection with the exercise of the conversion privilege.
(2)	Represents the aggregate number of shares of our common stock that are issuable upon conversion of the Notes at an initial conversion rate of 147.9290 shares per $1,000 principal amount of the Notes, subject to adjustment in certain circumstances. Pursuant to Rule 416 under the Securities Act of 1933, as amended, we are also registering an indeterminate number of shares of common stock that may be issued from time to time upon conversion of the Notes in connection with a stock split, stock dividend, recapitalization or similar event or as a result of the anti-dilution provisions of the Notes.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The selling securityholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities nor a solicitation of an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

(Subject to completion, dated September 9, 2014)

Preliminary Prospectus

IMPERIAL HOLDINGS, INC.

8.50% Senior Unsecured Convertible Notes Due 2019

and

Shares of Common Stock Issued Upon Conversion of the Notes

On February 21, 2014, we issued and sold $70,743,000 in aggregate principal amount of our 8.50% senior unsecured convertible notes due 2019, which we refer to as the Notes, in a private offering. Interest on the Notes is payable on August 15 and February 15 of each year. The Notes will mature on February 15, 2019. This prospectus and one or more prospectus supplements will be used by selling securityholders to resell their Notes and the common stock issuable upon conversion of the Notes. We will not receive any proceeds from the sale of the Notes or shares of common stock issuable upon conversion of the Notes by any of the selling securityholders.

Holders of the Notes or the shares of our common stock issuable upon conversion of the Notes may offer the Notes or the common stock for sale at any time at market prices prevailing at the time of sale or at privately negotiated prices. The selling securityholders may sell the Notes or the common stock directly to purchasers or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, concessions or commissions. See “Plan of Distribution.”

Holders may convert their Notes at their option at any time prior to the close of business on the second scheduled trading day immediately preceding the maturity date into shares of our common stock initially at a conversion rate of 147.9290 shares of common stock per $1,000 principal amount of Notes (equivalent to a conversion price of $6.76 per share of common stock), subject to adjustment, as described herein.

On and after February 15, 2017, we may redeem all, but not less than all, of the Notes at a redemption price of 100% of the principal amount of the Notes plus accrued and unpaid interest, if the last reported sale price of our common stock equals or exceeds 130% of the conversion price for at least 20 trading days in any period of 30 consecutive trading days. Holders may require us to repurchase the Notes upon the occurrence of certain designated events at a repurchase price of 100% of the principal amount of the Notes, plus accrued and unpaid interest.

The Notes are our senior unsecured debt and rank equal in right of payment with all of our other existing and future indebtedness that is not expressly subordinated. The Notes effectively rank junior in right of payment to our secured debt to the extent of the value of the assets securing such debt. In addition, the Notes effectively rank junior in right of payment to the existing and future liabilities of our subsidiaries.

The Notes are evidenced by global Notes deposited with a custodian for and registered in the name of a nominee of The Depository Trust Company. Except as described herein, beneficial interests in the global Notes will be shown on, and transfers thereon will be effected only through, records maintained by The Depository Trust Company and its direct and indirect participants. We do not intend to list the Notes for trading on any automated interdealer quotation system or national securities exchange.

Our common stock is listed on the New York Stock Exchange under the symbol “IFT.” On September 8, 2014, the last reported sale price of our common stock was $6.55 per share.

An investment in the Notes (and the shares of our common stock into which the Notes are convertible) involves a significant degree of risk. See “Risk Factors” beginning on page 6 and in our most recent Annual Report on Form 10-K and any subsequently filed quarterly reports on Form 10-Q for a discussion of certain factors which should be considered in an investment of the securities which may be offered hereby.

Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is             , 2014.

ABOUT THIS PROSPECTUS

Unless the context otherwise requires, in this prospectus, “company,” “we,” “us,” “our” and “ours” refer to Imperial Holdings, Inc. and its subsidiaries on a combined basis.

This prospectus is part of a registration statement that we filed with the U.S. Securities and Exchange Commission, or SEC, using a “shelf” registration process. Under this shelf registration process, the selling securityholders may, from time to time, offer Notes or shares of our common stock owned by them. Each time the selling securityholders offer Notes or common stock under this prospectus, they will provide a copy of this prospectus and, if applicable, a copy of a prospectus supplement. You should read both this prospectus and, if applicable, any prospectus supplement together with the information incorporated by reference in this prospectus. See “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference” for more information.

You should rely only on the information contained or incorporated by reference in this prospectus and in any prospectus supplement or other offering material. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. The selling securityholders are not making offers to sell or solicitations to buy the securities in any jurisdiction in which an offer or solicitation is not authorized or in which the person making that offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make an offer or solicitation. You should not assume that the information in this prospectus, any prospectus supplement or any other offering material, or the information we previously filed with the SEC that we incorporate by reference in this prospectus or any prospectus supplement, is accurate as of any date other than its respective date. Our business, financial condition, results of operations and prospects may have changed substantially since those dates.

“Forward-Looking” Information

The information included or incorporated by reference into this prospectus contains statements that the company believes to be “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements give our current expectations and projections relating to our financial condition, results of operations, plans, objectives, future performance and business. You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. These statements may include words such as “anticipate,” “estimate,” “expect,” “project,” “plan,” “intend,” “believe,” “may,”

i

“will,” “should,” “can have,” “likely” and other words and terms of similar meaning in connection with any discussion of the timing or nature of future operating or financial performance or other events. These forward-looking statements are not historical facts, and are based on current expectations, estimates and projections about the Company and the Company’s industry, management’s beliefs and certain assumptions made by management, many of which, by their nature, are inherently uncertain and beyond the Company’s control. Accordingly, readers are cautioned that any such forward-looking statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable as of the date made, results may prove to be materially different. Unless otherwise required by law, the Company disclaims any obligation to update its view of any such risks or uncertainties or to announce publicly the result of any revisions to the forward-looking statements made in this prospectus.

Factors that could cause our actual results to differ materially from those indicated in our forward-looking statements include, but are not limited to, the following:

•	our results of operations;

•	continuing costs associated with indemnification and continuing cooperation obligations related to the investigation into our legacy premium finance business by the United States Attorneys’ Office for the District of New Hampshire (“USAO”) (the “USAO Investigation”), an investigation by the U.S. Securities and Exchange Commission (“SEC”) (the “SEC Investigation”) and with an investigation by the Internal Revenue Services (“IRS”) (the “IRS Investigation”);

•	adverse developments, including financial ones, associated with the USAO Investigation, the SEC Investigation and the IRS Investigation, other litigation and judicial actions or similar matters;

•	our ability to continue to comply with the covenants and other obligations, including the conditions precedent for additional fundings, under our revolving credit facility;

•	our ability to receive distributions from policy proceeds from life insurance policies pledged as collateral under the revolving credit facility (the “Revolving Credit Facility) entered into by the Company’s subsidiary, White Eagle Asset Portfolio, LP;

•	our ability to obtain financing on favorable terms or at all for life insurance policies that have not been pledged as collateral under our Revolving Credit Facility;

•	our ability to continue to make premium payments on the life insurance policies that we own;

•	loss of business due to negative press from the non-prosecution agreement executed in connection with the USAO Investigation, the SEC Investigation, the IRS Investigation, litigation or otherwise;

•	increases to the discount rates used to value the life insurance policies that we own;

•	inaccurate estimates regarding the likelihood and magnitude of death benefits related to life insurance policies that we own;

•	changes in mortality rates and inaccurate assumptions about life expectancies;

•	changes in life expectancy calculation methodologies by third party medical underwriters;

•	changes to actuarial life expectancy tables;

•	lack of mortalities of insureds of the life insurance policies that we own;

•	increased carrier challenges to the validity of our owned life insurance policies;

•	delays in the receipt of death benefits from our portfolio of life insurance policies;

ii

•	challenges to the ownership of the policies in our portfolio;

•	costs related to obtaining death benefits from our portfolio of life insurance policies;

•	the effect on our financial condition as a result of any lapse of life insurance policies;

•	deterioration of the market for life insurance policies and life settlements;

•	our ability to sell the life insurance policies we own at favorable prices, if at all;

•	adverse developments associated with uncooperative co-trustees;

•	loss of the services of any of our executive officers;

•	adverse court decisions regarding insurable interest and the obligation of a life insurance carrier to pay death benefits or return premiums upon a successful rescission or contest;

•	our inability to grow our businesses;

•	liabilities associated with our legacy structured settlement business;

•	changes in laws and regulations;

•	adverse developments in capital markets;

•	disruption of our information technology systems;

•	our failure to maintain the security of personally identifiable information pertaining to our customers, counterparties and insureds;

•	regulation of life settlement transactions as securities;

•	our limited operating experience and our ability to successfully implement our lending strategy;

•	deterioration in the credit worthiness of the life insurance companies that issue the policies included in our portfolio;

•	increases in premiums on life insurance policies that we own;

•	the effects of United States involvement in hostilities with other countries and large-scale acts of terrorism, or the threat of hostilities or terrorist acts; and

•	changes in general economic conditions, including inflation, changes in interest or tax rates and other factors.

iii

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus or incorporated by reference herein. This summary is not complete and may not contain all of the information that you should consider before investing. You should read the entire prospectus carefully, including the section entitled “Risk Factors” beginning on page 1 of this prospectus, and all other information included or incorporated by reference in this prospectus in its entirety before you decide whether to invest.

Our Company

We were founded in December 2006 as a Florida limited liability company and, in connection with our initial public offering in February 2011, Imperial Holdings, Inc., a Florida corporation, succeeded to the business of Imperial Holdings, LLC and its assets and liabilities.

We own and manage a portfolio of 593 life insurance policies, also referred to as life settlements, with a fair value of $336.8 million and an aggregate death benefit of approximately $2.9 billion at June 30, 2014. We primarily earn income on these policies from changes in their fair value and through death benefits when a policy matures.

More comprehensive information about us and our financial information is available through our website at www.imperial.com and in our recent filings with the SEC. For additional information, see the sections in this prospectus entitled “Where You Can Find Additional Information” and “Incorporation of Certain Information by Reference.” The information on our website is not incorporated by reference into this prospectus.

Our office is located at 701 Park of Commerce Boulevard — Suite 301, Boca Raton, Florida 33487, and our telephone number is (561) 995-4200.

Summary of the Notes

This section summarizes the principal terms of the Notes. You should read this section together with the more detailed description of the Notes under the heading “Description of the 8.50% Senior Unsecured Convertible Notes Due 2019” before investing in the Notes.

Issuer	Imperial Holdings, Inc., a Florida corporation.

Selling Securityholders	The securities to be offered and sold using this prospectus will be offered and sold by the selling securityholders named in this prospectus or in any supplement to this prospectus, see “Selling Securityholders.”

Securities Offered	$70,743,000 in aggregate principal amount of 8.50% Senior unsecured convertible notes due 2019. The selling security holders identified in this prospectus may offer from time to time up to $70,743,000 principal amount of the Notes and all of the shares of our common stock issuable upon conversion of the Notes.

Maturity Date	The Notes will mature on February 15, 2019, unless earlier redeemed, repurchased or converted.

Interest	The Notes bear interest at the rate of 8.50% per year, payable semi-annually, in arrears, on August 15 and February 15 of each year.

Ranking

The Notes rank equally in right of payment with all our existing and future indebtedness that is not subordinated. The Notes effectively rank junior to all our existing and future secured indebtedness to the extent of the value of the assets securing such indebtedness. The Notes are structurally junior to all existing and future indebtedness and liabilities incurred by our subsidiaries.

For more information, see “Description of Notes — Ranking.”

Conversion Rights	Holders may convert their Notes at their option at any time prior to the close of business on the second scheduled trading day immediately preceding the maturity date. The Notes may be converted into shares of our common stock initially at a conversion rate of 147.9290 shares of common stock per $1,000 principal amount of Notes (equivalent to a conversion price of $6.76 per share of common stock). The trustee will initially act as the conversion agent.

Conversion Settlement and Payment	Upon any conversion, subject to certain exceptions, you will not receive a separate cash payment representing accrued and unpaid interest. Instead, interest will be deemed to be paid by the cash, shares of our common stock or a combination of cash and shares of our common stock paid or delivered, as the case may be, to you upon conversion of a Note. See “Description of Notes — Conversion Rights.”

Conversion Rate Adjustments	The conversion rate may be adjusted under certain circumstances, including the payment of cash dividends, but will not be adjusted for accrued and unpaid interest on the Notes. See “Description of Notes — Conversion Rights — Conversion Rate Adjustments” in this prospectus.

In addition, if certain fundamental change events occur prior to maturity, and a holder elects to convert Notes in connection with any such transaction, we will increase the conversion rate applicable to such conversion by a number of additional shares of common stock based on the date such transaction becomes effective and the price paid per share of our common stock in such transaction, subject to certain limitations as described under “Description of Notes — Conversion Rights — Adjustment to Shares Delivered Upon Conversion Upon a Make-whole Fundamental Change” in this prospectus.

Redemption by the Company	We may not redeem the Notes prior to February 15, 2017. On and after February 15, 2017, and prior to the maturity date, we may redeem for cash all, but not less than all, of the Notes if the last reported sale price of our common stock equals or exceeds 130% of the applicable conversion price for at least 20 trading days during the 30 consecutive trading day period ending on the trading day immediately prior to the date we deliver notice of the redemption. The redemption price will equal 100% of the principal amount of the Notes, plus any accrued and unpaid interest to, but excluding, the redemption date. See “Description of Notes — Optional Redemption.” In addition, if we call the Notes for redemption, a make-whole fundamental change will be deemed to occur. As a result, we will, in certain circumstances, increase the conversion rate for holders who convert their Notes after we deliver a notice of redemption and on or prior to the close of business on the third business day immediately preceding the relevant redemption date. See “Description of Notes — Conversion Rights — Adjustment to Shares Delivered upon Conversion upon a Make-Whole Fundamental Change.”

Repurchase of Notes at Each Holder’s Option Upon Certain Fundamental Change Events

If we undergo certain fundamental change events prior to maturity, holders of the Notes may require us to repurchase their Notes, in whole or in part, for cash equal to 100% of the principal amount of the Notes to be repurchased plus any unpaid interest (including additional interest, if any) accrued to but not including the repurchase date.

Events of Default	Except as noted below, if an event of default on the Notes occurs, the principal amount of the Notes, plus accrued and unpaid interest and additional interest, if any, may be declared immediately due and payable, subject to certain conditions set forth in the indenture. If the event of default relates to our failure to comply with the reporting obligations in the indenture, at our option, the sole remedy for the first 365 days following such event of default consists exclusively of the right to receive additional interest on the Notes at an annual rate of 0.50% of the principal amount of the Notes. The Notes automatically become due and payable in the case of certain types of bankruptcy or insolvency events of default involving us.

Additional Interest

If:

(i) at any time during the six-month period beginning on, and including, the date which is six months after the last date on which any of the Notes are originally issued, (a) we fail to timely file any document or report that we are required to file with the SEC pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as applicable (after giving effect to all applicable grace periods thereunder and other than reports on Form 8-K), or (b) the Notes are not otherwise freely tradable by holders other than our affiliates (as a result of restrictions pursuant to U.S. securities law or the terms of the indenture or the Notes),

or

(ii) as of the date that is one year after the last date on which any of the Notes are originally issued, the restrictive legend on the Notes has not been removed (except for Notes owned by our affiliates) or the Notes are not otherwise freely tradable by holders other than our affiliates (without restrictions pursuant to U.S. securities law or the terms of the indenture or the Notes) (each such event referred to in clauses (i) and (ii), a “Restricted Transfer Default”), and we have not cured any such Restricted Transfer Default by the date that is 14 calendar days following the occurrence of such Restricted Transfer Default (such date, the “Restricted Transfer Triggering Date”), then we will pay additional interest in cash on the Notes. Additional interest on the Notes will accrue with respect to the first 90-day period (or portion thereof) following the Restricted Transfer Triggering Date for each day that a Restricted Transfer Default is continuing at a rate equal to 0.25% per annum of the principal amount of Notes, which rate will increase by an additional 0.25% per annum of the principal amount of the Notes for each subsequent 90-day period (or portion thereof) while a Restricted Transfer Default is continuing until all Restricted Transfer Defaults have been cured, up to a maximum of 0.50% of the principal amount of the Notes. Following the cure of all Restricted Transfer Defaults, the accrual of additional interest arising from Restricted Transfer Defaults will cease and the interest rate will revert to the original rate.

Additional interest will be payable in arrears on each interest payment date following accrual in the same manner as regular interest on the Notes

Book-Entry Form	The Notes are issued in book-entry only form and are represented by one or more permanent global certificates deposited with a custodian for, and registered in the name of a nominee of, The Depository Trust Company, commonly known as DTC, in New York, New York. Beneficial interests in a global certificate representing the Notes are shown on, and transfers will be effected only through, records maintained by DTC and its direct and indirect participants, and such interests may not be exchanged for certificated Notes, except in limited circumstances described in “Description of Notes — Book-entry, Settlement and Clearance” in this prospectus.

Absence of a Public Market for the Notes	The Notes were a new issue of securities for which there is currently no established market. Accordingly, we cannot assure you as to the development or liquidity of any market for the Notes. The initial purchaser advised us that they intended to make a market in the Notes. However, they are not obligated to do so, and they may discontinue any market making with respect to the Notes without notice. We do not intend to apply for the Notes to be listed on any securities exchange or to arrange for the Notes to be quoted on any interdealer quotation system.

New York Stock Exchange Symbol for Our Common Stock	Our common stock is listed on the NYSE under the symbol “IFT.”

Material United States Federal Income Tax Considerations

You should consult your tax advisor with respect to the U.S. federal income tax consequences of the purchase, ownership, disposition and conversion of the Notes, and the ownership and disposition of shares of our common stock received upon a conversion of the Notes in light of your own particular situation and with respect to any tax consequences arising under the laws of any state, local, foreign or other taxing jurisdiction. See “Material United States Federal Income Tax Considerations” for general tax discussion of U.S. Holders and Non-U.S. Holders (as defined therein).

You should read the prospectus carefully, including the section entitled “Risk Factors” beginning on page 6 of this prospectus and all other information included or incorporated by reference in this prospectus in its entirety before you decide whether to invest.

RISK FACTORS

Investing in the Notes or in our common stock involves a high degree of risk. You should carefully consider the specific risks described below as well as the risks described in our annual report on Form 10-K for the year ended December 31, 2013 and any subsequently filed annual reports on Form 10-K or quarterly reports on Form 10-Q before making an investment decision. Any of the risks we describe below or in the information incorporated herein by reference could cause our business, financial condition, or operating results to suffer. You could lose all or part of your investment. Additional risks and uncertainties not currently known to us or that we currently deem to be immaterial also may materially adversely affect our business, financial condition, or operating results. Some of the statements in this section of the prospectus are forward-looking statements. For more information about forward-looking statements, please see the section of this prospectus entitled “Cautionary Note Regarding Forward-Looking Statements.”

Risks Related to the Notes

No market currently exists for the Notes and an active trading market may not develop.

The Notes were a new issue of securities with no established trading market and we cannot assure you that a market will develop or that you will be able to sell your Notes easily.

The liquidity of any market for the Notes will depend upon various factors, including:

•	the number of holders of the Notes;

•	the interest of securities dealers in making a market for the Notes;

•	the overall market for debt securities;

•	our financial performance and prospects; and

•	the prospects for companies in our industry generally.

Accordingly, we cannot assure you that an active trading market will develop for the Notes.

We may not have sufficient funds to pay our debt and other obligations.

Our cash, cash equivalents, short-term investments and operating cash flows may be inadequate to meet our obligations under the Notes or our other obligations. In addition, we are not able to borrow money under our Revolving Credit Facility to pay interest or principal on the Notes. If we are unable to generate sufficient cash flow or otherwise obtain funds necessary to make required payments on the Notes, we will be in default under the Notes, which could cause defaults under any other of our indebtedness then outstanding. Any such default would have a material adverse effect on our business, prospects, financial condition and operating results. There may be other events that could hurt our financial condition that would not entitle you to have your Notes repurchased by us.

The Notes are effectively subordinated to the payments required under the Revolving Credit Facility as well as any secured debt incurred in the future and the cash generated from the policies securing the Revolving Credit Facility may not be used to pay the Notes.

The lenders under our Revolving Credit Facility may foreclose on the life insurance policies securing the facility in the event of any default under the facility and any cash generated from such policies will generally not be available to us to repay the Notes. Accordingly, we may not be able to repay the Notes even if we experience a high number of mortalities from the insureds under the life insurance policies securing the Revolving Credit Facility. In the event of our bankruptcy, liquidation or similar proceeding, the lenders under the Revolving Credit Facility will be entitled to proceed against life insurance policies securing the facility and any other secured lenders will be entitled to proceed against the assets securing such debt, and such collateral will not be available for payment of unsecured debt, including the Notes. As a result, the Notes are effectively subordinated to our Revolving Credit

Facility and any future secured debt. In addition, because we are a holding company which conducts substantially all of our operations through our subsidiaries, the right of us, and therefore the right of creditors of ours, including the holders of the Notes, to participate in any distribution of the assets of any subsidiary upon its liquidation or reorganization or otherwise is subject to the prior claims of creditors of the subsidiary, except to the extent that claims of us as a creditor of the subsidiary may be recognized.

The indenture under which the Notes were issued contains limited protection for holders of the Notes.

The indenture under which the Notes were issued offers limited protection to holders of the Notes. The terms of the indenture and the Notes do not restrict our or any of our subsidiaries’ ability to engage in, or otherwise be a party to, a variety of corporate transactions, circumstances or events that could have a material adverse impact on your investment in the Notes. In particular, the terms of the indenture do not place any restrictions on our or our subsidiaries’ ability to:

•	issue securities or otherwise incur additional indebtedness or other obligations, including (1) any indebtedness or other obligations that would be equal in right of payment to the Notes, (2) any indebtedness or other obligations that would be secured and therefore rank effectively senior in right of payment to the Notes to the extent of the values of the assets securing such debt, (3) indebtedness of ours that is guaranteed by one or more of our subsidiaries and which therefore is structurally senior to the Notes and (4) securities, indebtedness or obligations issued or incurred by our subsidiaries that would be senior to our equity interests in our subsidiaries and therefore rank structurally senior to the Notes with respect to the assets of our subsidiaries;

•	pay dividends on, or purchase or redeem or make any payments in respect of, capital stock or other securities ranking junior in right of payment to the Notes, including subordinated indebtedness;

•	sell assets (other than certain limited restrictions on our ability to consolidate, merge or sell all or substantially all of our assets);

•	enter into transactions with affiliates;

•	create liens (including liens on the shares of our subsidiaries) or enter into sale and leaseback transactions;

•	make investments; or

•	create restrictions on the payment of dividends or other amounts to us from our subsidiaries.

In addition, the indenture only requires us to offer to purchase the Notes in connection with a fundamental change.

Furthermore, the terms of the indenture and the Notes do not protect holders of the Notes in the event that we experience changes (including significant adverse changes) in our financial condition, results of operations or credit ratings, if any, as they do not require that we or our subsidiaries adhere to any financial tests or ratios or specified levels of net worth, revenues, income, cash flow or liquidity.

Our ability to recapitalize, incur additional debt and take a number of other actions that are not limited by the terms of the Notes may have important consequences for you as a holder of the Notes, including making it more difficult for us to satisfy our obligations with respect to the Notes or negatively affecting the trading value of the Notes.

Other debt that we may issue or incur in the future could contain more protections for its holders than the indenture and the Notes, including additional covenants and events of default. The issuance or incurrence of any such debt with incremental protections could affect the market for and trading levels and prices of the Notes.

The Notes do not require us to achieve or maintain minimum financial results, the lack of which could negatively impact holders of the Notes.

The Notes do not require us to achieve or maintain any minimum financial results relating to our financial condition or results of operations. Our ability to recapitalize and take a number of other actions that are not limited by the terms of the indenture and the Notes could have the effect of diminishing our ability to make payments on the Notes when due.

We could enter into various transactions that could increase the amount of our outstanding debt, or adversely affect our capital structure or potential credit rating, or otherwise adversely affect holders of the Notes.

Subject to certain exceptions, the terms of the Notes do not prevent us from entering into a variety of acquisition, divestiture, refinancing, recapitalization or other highly leveraged transactions. As a result, we could enter into any such transaction even though the transaction could increase the total amount of our outstanding indebtedness, adversely affect our capital structure or potential credit rating or otherwise adversely affect the holders of the Notes.

The Notes are not rated and the issuance of a credit rating could adversely affect the market price of the Notes.

The Notes have not been rated by any credit rating agency. In the future, the Notes may be rated by one or more of the credit rating agencies. If the Notes are rated, the rating could be lower than expected, and such a rating could have an adverse effect on the market price of the Notes. Furthermore, credit rating agencies revise their ratings from time to time and could lower or withdraw any rating issued with respect to the Notes. Any real or anticipated downgrade or withdrawal of any ratings of the Notes could have an adverse effect on the market price or liquidity of the Notes.

Ratings reflect only the views of the issuing credit rating agency or agencies and are not recommendations to purchase, sell or hold any particular security, including the Notes. In addition, ratings do not reflect market prices or suitability of a security for a particular investor, and any future rating of the Notes may not reflect all risks related to us and our business or the structure or market value of the Notes.

Changes in the credit markets could adversely affect the market price of the Notes.

The market price for the Notes is based on a number of factors, including:

•	the prevailing interest rates being paid by other companies similar to us; and

•	the overall condition of the financial markets.

The condition of the credit markets and prevailing interest rates have fluctuated in the past and can be expected to fluctuate in the future. Fluctuations in these factors could have an adverse effect on the price and liquidity of the Notes.

An increase in market interest rates could result in a decrease in the relative value of the Notes.

In general, as market interest rates rise, Notes bearing interest at a fixed rate generally decline in value. Consequently, if you purchase these Notes and market interest rates increase, the market values of your Notes may decline. We cannot predict the future level of market interest rates.

We may not have the cash necessary to repurchase the Notes when required.

Holders of the Notes have the right to require us to repurchase the Notes upon the occurrence of a fundamental change at 100% of their principal amount, plus accrued and unpaid interest (including additional interest), if any, as described under “Description of the Notes — Fundamental Change Permits Holders to Require

Us to Purchase Notes.” However, we may not have enough available cash to make the required repurchase of the Note at the applicable time and, in such circumstances, may not be able to obtain the necessary financing on favorable terms. In addition, our ability to pay cash to repurchase the Notes may be limited by law or by the agreements governing our indebtedness that exist at the time of the repurchase. Our failure to repurchase the surrendered Notes at a time when repurchase is required by the indenture would constitute a default under the indenture. A default under the indenture or the fundamental change itself could also lead to a default under the agreements governing our other indebtedness. If the repayment of the related indebtedness were to be accelerated after any applicable notice or grace periods, we may not have sufficient funds to repay the indebtedness and to repurchase the Notes.

The adjustment to the conversion rate for the Notes converted in connection with a make-whole fundamental change may not adequately compensate you for any lost value of your Notes as a result of such transaction.

If a make-whole fundamental change occurs prior to maturity, under certain circumstances, we will increase the conversion rate by a number of additional shares of common stock for the Notes converted in connection with such make-whole fundamental change. The increase in the conversion rate will be determined based on the date on which the make-whole fundamental change occurs or becomes effective and the price paid (or deemed paid) per share of common stock in such fundamental change, as described below under “Description of Notes — Conversion Rights — Adjustment to Shares Delivered Upon Conversion Upon a Make-whole Fundamental Change.” The adjustment to the conversion rate for the Notes converted in connection with a make-whole fundamental change may not adequately compensate you for any lost value of your Notes as a result of such fundamental change. In addition, if the price of our common stock in the transaction is greater than $40.00 per share or less than $5.41 per share (in each case, subject to adjustment), no additional shares will be added to the conversion rate. Moreover, in no event will the total number of additional shares of common stock issuable upon conversion as a result of this adjustment exceed 184.8429 per $1,000 principal amount of the Notes, subject to adjustment in the same manner as the conversion rate as set forth under “Description of the Notes — Conversion Rights — Conversion Rate Adjustments.”

Our obligation to increase the conversion rate upon the occurrence of a make-whole fundamental change could be considered a penalty, in which case the enforceability thereof would be subject to general principles of reasonableness of economic remedies.

Some significant restructuring transactions may not constitute a fundamental change, in which case we would not be obligated to offer to repurchase the Notes or to increase the conversion rate of the Notes.

Upon the occurrence of a make-whole fundamental change, you have the right to require us to repurchase your Notes and may have the right to convert your Notes with an increased conversion rate. However, the definition of the term “make-whole fundamental change” is limited to only certain transactions or events. Therefore the make-whole fundamental change provisions will not afford protection to holders of Notes in the event of other transactions or events that do not constitute a make-whole fundamental change but that could nevertheless adversely affect the Notes. For example, transactions such as leveraged recapitalizations, refinancings, restructurings, or acquisitions initiated by us may not constitute a fundamental change requiring us to repurchase the Notes or providing you with the right to convert your Notes at an increased conversion rate. In the event of any such transaction, the holders would not have the right to require us to repurchase the Notes or to convert the Notes with an increased conversion rate, even though each of these transactions could increase the amount of our indebtedness, or otherwise adversely affect our capital structure or any credit ratings or otherwise adversely affect the value of the Notes.

The market price of the Notes could be significantly affected by the market price of our common stock, which may fluctuate significantly.

We expect that the market price of the Notes (if there is a market for the Notes) or the value of the Notes (if there is no market for the Notes) will be significantly affected by the market price of our common stock. If there is a market for the Notes, this may result in greater volatility in the trading value for the Notes than would be expected for nonconvertible debt securities we may issue. Numerous factors, including many over which we have no control, may have a significant impact on the market price of our common stock.

Future sales of our common stock in the public market or the issuance of securities senior to our common stock will dilute the ownership interest of all other shareholders and could adversely affect the trading price of our common stock and the value of the Notes and our ability to raise funds in new stock offerings.

Future sales of substantial amounts of our common stock or equity-related securities in the public market, in connection with acquisitions or in other transactions, or the perception that such sales could occur, could adversely affect prevailing trading prices of our common stock and the value of the Notes and could impair our ability to raise capital through future offerings of equity or equity-related securities. No prediction can be made as to the effect, if any, that future sales of shares of common stock or the availability of shares of common stock for future sale will have on the trading price of our common stock or the value of the Notes. The price of our common stock could be affected by possible sales of our common stock by investors who view the Notes as a more attractive means of equity participation in us and by hedging or arbitrage trading activity that we expect to develop involving our common stock. The hedging or arbitrage could, in turn, affect the trading price of the Notes if there is a market therefor. An active or liquid trading market for the Notes may not develop.

You may have to pay taxes with respect to distributions on our common stock that you do not receive.

The conversion price of the Notes will be adjusted for certain events arising from stock splits and combinations, stock dividends, certain cash dividends and certain other actions by us that modify our capital structure. See “Description of Notes — Conversion Rights.” If the conversion rate is adjusted as a result of a distribution that is taxable to our common shareholders, such as a cash dividend, you may be required to include an amount in income for federal income tax purposes, notwithstanding the fact that you do not receive such distribution. In addition, Non-U.S. Holders (as defined in “Material United States Federal Income Tax Considerations”) of the Notes may, in certain circumstances, be deemed to have received a distribution subject to United States federal withholding tax requirements.

Timing and character of your income is based on our treatment of the Notes as non-contingent debt instruments for U.S. federal income tax purposes, which may be different than what the Internal Revenue Service may determine.

As described in the heading “Description of Notes — Events of Default” and “— Additional Interest,” we may be obligated to pay amounts in excess of stated interest and principal on the Notes in certain events. We intend to take the position that the Notes will not be treated as contingent payment debt instruments for federal income tax purposes because of the possibility of such additional payments is remote as defined within applicable Treasury Regulations. The IRS, however, may take a position contrary to our position, which could affect the timing and character of your income and the timing and deductions with respect to the Notes. See “Material United States Federal Income Tax Considerations” for tax discussion of U.S. Holders and Non-U.S. Holders.

As a holder of Notes, you will not be entitled to any rights with respect to our common stock, but you will be subject to all changes made with respect to our common stock.

If you hold Notes, you will not be entitled to any rights with respect to our common stock (including, without limitation, voting rights and rights to receive any dividends or other distributions, if any, on our common stock), but you will be subject to all changes affecting our common stock. You will have the rights with respect to our common stock only when we deliver shares of common stock to you upon conversion of your Notes and, in limited cases, under the conversion rate adjustments applicable to the Notes. For example, if an amendment is proposed to our articles of incorporation or bylaws requiring shareholder approval and the record date for determining the shareholders of record entitled to vote on the amendment occurs prior to the delivery of common stock, if any, to you, you will not be entitled to vote on the amendment, although you will nevertheless be subject to any changes in the powers, preferences or special rights of our common stock.

The conversion rate of the Notes may not be adjusted for all dilutive events that may occur.

The conversion rate of the Notes is subject to adjustment for certain events as described under “Description of Notes — Conversion Rights — Conversion Rate Adjustments.” However, the conversion rate will not be adjusted for other events, such as a third-party tender or exchange offer or stock issuances for cash that may adversely affect the trading price of the Notes or the common stock. An event that adversely affects the value of the Notes may occur, and that event may not result in an adjustment to the conversion rate. See “Description of Notes — Conversion Rights — Conversion Rate Adjustments.”

USE OF PROCEEDS

All of the Notes and the shares of our common stock issuable upon conversion of the Notes are being sold by the selling securityholders or by their pledgees, donees, transferees or other successors in interest. We will not receive any proceeds from the sale by the selling securityholders of the Notes or the shares of our common stock issuable upon conversion of the Notes.

SELLING SECURITYHOLDERS

We originally sold the Notes on February 21, 2014. The Notes were issued by us (i) to the initial purchaser in a private placement in reliance on Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”), and were resold by the initial purchaser only to persons reasonably believed to be qualified institutional buyers pursuant to the exemption from registration provided by Rule 144A under the Securities Act, and (ii) to “accredited investors,” as defined in Rule 501 under the Securities Act, in a private placement pursuant to the exemption from registration provided by Rule 506 of Regulation D under the Securities Act.

These purchasers and any subsequent purchasers of the Notes, or their transferees, pledgees, donees or successors, may from time to time offer and sell any of the Notes and/or shares of our common stock issuable upon conversion of the Notes pursuant to this prospectus or any applicable prospectus supplement.

As of the date of this prospectus, the aggregate principal amount of Notes outstanding is $70,743,000. Prior to any use of this prospectus in connection with an offering of the Notes and/or shares of common stock, this prospectus will be supplemented to set forth the name and number of shares beneficially owned by the selling securityholder intending to sell these Notes and/or shares of common stock and the number of these securities to be offered. The prospectus supplement will also disclose whether any selling securityholder selling in connection with the prospectus supplement has held any position or office with, been employed by or otherwise has had a material relationship with us or any of our affiliates during the three years prior to the prospectus supplement.

Because the selling securityholders may offer all or some of the Notes and shares of common stock issued upon conversion of the Notes, and because there are currently no agreements, arrangements or understandings with respect to the sale of any of the Notes or shares of common stock that will be held by the selling securityholders after completion of this offering, no estimate can be given as to the principal amount of Notes or shares of common stock that will be held by the selling securityholders after completion of this offering. See “Plan of Distribution.”

The Notes and the underlying common stock are being registered to permit public secondary trading of the Notes and the underlying common stock by the holders thereof from time to time after the date of this prospectus.

CONSOLIDATED RATIO OF EARNINGS TO FIXED CHARGES

The following table shows our consolidated ratio of earnings to fixed charges for the periods indicated:

	For the six months ended June 30,	For the year ended December 31,
	2014	2013	2012	2011	2010	2009
Ratio of earnings to fixed charges(1)(2)(3)	—	7.3	—	—	—	—

(1)	The ratio of earnings to fixed charges is computed by dividing earnings by fixed charges. The term “fixed charges” means the sum of the following: (a) interest expensed and capitalized, (b) amortized premiums, discounts and capitalized expenses related to indebtedness and (c) an estimate of the interest within rental expense. The term “earnings” is the amount resulting from adding the following: (a) pre-tax income from continuing operations before adjustment for income or loss from equity investees; (b) fixed charges; (c) amortization of capitalized interest; (d) distributed income of equity investees; and (e) share of pre-tax losses of equity investees for which charges arising from guarantees are included in fixed charges; then subtracting from the total added items, the following: (a) interest capitalized and (b) the noncontrolling interest in pre-tax income of subsidiaries that have not incurred fixed charges.
(2)	In the six months ended June 30, 2014 and in the years ended December 31, 2012, 2011, 2010 and 2009, we incurred losses from operations, and as a result, our earnings were insufficient to cover our fixed charges by $9.8 million, $42.1 million, $33.8 million, $11.8 million and $4.2 million, respectively.
(3)	Earnings include net realized and unrealized gains or losses. Net realized and unrealized gains or losses can vary substantially from period to period. Please refer to our annual report on Form 10-K for the year ended December 31, 2013 and any subsequently filed quarterly reports on Form 10-Q for additional information.

DESCRIPTION OF NOTES

We issued the Notes under an indenture, dated as of February 21, 2014 (the “indenture”), among us and U.S. Bank National Association, as trustee, registrar, paying agent and conversion agent (the “trustee”). The terms of the Notes include those expressly set forth in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”).

You may request a copy of the indenture from us as described under “Where You Can Find Additional Information.”

The following description is a summary of the material provisions of the Notes and the indenture and does not purport to be complete. This summary is subject to and is qualified by reference to all the provisions of the Notes and the indenture, including the definitions of certain terms used in the indenture. We urge you to read these documents because they, and not this description, define your rights as a holder of the Notes.

For purposes of this description, references to “the Company,” “we,” “our” and “us” refer only to Imperial Holdings, Inc. and not to any of its current or future subsidiaries.

General

The Notes:

•	are our general unsecured, senior obligations;

•	are limited to an aggregate principal amount of $84.0 million;

•	bear cash interest from February 19, 2014 at an annual rate of 8.50%, payable on February 15 and August 15 of each year;

•	are subject to purchase by us for cash at the option of the holders following a fundamental change (as defined below under “— Fundamental Change Permits Holders to Require Us to Purchase Notes”) and to redemption by us at our option on or after a specified date and subject, in certain cases, to certain requirements (as described under “— Optional Redemption by the Company”);

•	mature on February 15, 2019 unless earlier converted, redeemed or repurchased;

•	are in registered form only in denominations of $1,000 and multiples of $1,000; and

•	are in book-entry form and represented by one or more permanent global notes deposited with a custodian for, and registered in the name of a nominee of, The Depository Trust Company (DTC), but in certain limited circumstances may be issued in definitive form and represented by physical, certificated notes. See “— Book-entry, Settlement and Clearance.”

Holders may convert their Notes at their option at any time prior to the close of business on the second scheduled trading day immediately preceding the maturity date. Except as described below, the Notes may be converted into shares of our common stock initially at a conversion rate of 147.9290 shares of common stock per $1,000 principal amount of Notes (equivalent to an initial conversion price of $6.76 per share of common stock). The conversion rate is subject to adjustment if certain events occur. You will not receive any separate cash payment for interest (including additional interest) accrued and unpaid to the conversion date except under the limited circumstances described below. The indenture does not contain any financial covenants and does not restrict us from paying dividends or issuing or repurchasing our other securities. Other than restrictions described under “— Fundamental Change Permits Holders to Require Us to Purchase Notes” and “— Consolidation, Merger and Sale of Assets” below, and except for the provisions set forth under “— Conversion Rights — Adjustment to Shares Delivered Upon Conversion Upon a Make-whole Fundamental Change,” the indenture does not contain any covenants or other provisions designed to afford holders of the Notes protection in the event of a highly leveraged transaction involving us or in the event of a decline in our credit or perceived credit as a result of a takeover, recapitalization, highly leveraged transaction or similar restructuring involving us that could adversely affect such holders.

We do not intend to apply for the Notes to be listed on any securities exchange.

Payments on the Notes; Paying Agent and Registrar; Transfer and Exchange

We pay the principal of and interest on Notes evidenced by a global note in immediately available funds to DTC or its nominee, as the case may be, as the registered holder of such global note.

We pay the principal of any certificated Notes at the office or agency designated by us for that purpose. We have initially designated the trustee as our paying agent and registrar and its agency in New York, New York as a place where Notes may be presented for payment or for registration of transfer. We may, however, change the paying agent or registrar without prior notice to the holders of the Notes. Interest (including additional interest, if any) on certificated Notes will be payable (i) to holders having an aggregate principal amount of $5,000,000 or less, by check mailed to the holders of these Notes and (ii) to holders having an aggregate principal amount of more than $5,000,000, either by check mailed to each holder or, upon application by a holder to the registrar not later than the relevant record date, by wire transfer in immediately available funds to that holder’s account within the United States, which application shall remain in effect until the holder notifies, in writing, the registrar to the contrary.

A holder of certificated Notes may transfer or exchange Notes at the office of the registrar in accordance with the indenture. The registrar and the trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents. No service charge will be imposed by us, the trustee or the registrar for any registration of transfer or exchange of Notes, but we, the trustee, or the registrar may require a holder to pay a sum sufficient to cover any transfer tax or other similar governmental charge required by law or permitted by the indenture. We are not required to transfer or exchange any Note surrendered for conversion.

The registered holder of a Note will be treated as the owner of it for all purposes.

Interest

The Notes bear cash interest at a rate of 8.50% per year until maturity. Interest on the Notes accrues from February 21, 2014 or from the most recent date on which interest has been paid or duly provided for. Interest (including additional interest, if any) will be payable semiannually in arrears on August 15 and February 15 of each year, beginning on August 15, 2014.

Interest (including additional interest, if any) will be paid to the person in whose name a Note is registered at the close of business on August 1 or February 1, as the case may be, immediately preceding the relevant interest payment date. Interest (including additional interest, if any) on the Notes will be computed on the basis of a 360-day year composed of twelve 30-day months.

If any interest payment date or the stated maturity date or any earlier required repurchase date would fall on a day that is not a business day, the required payment will be made on the next succeeding business day and no interest (including any additional interest) on such payment will accrue in respect of the delay. The term “business day” means any day other than a Saturday, a Sunday or any other day on which banks or trust companies in New York, New York are authorized or required by law or executive order to be closed.

References to interest in this prospectus include (i) additional interest, if any, payable upon our election to pay additional interest as the sole remedy during the first 365 days after the occurrence of an event of default relating to the failure to comply with our reporting obligations as described under “— Events of Default” and (ii) additional interest, if any, payable as a result of the circumstances described below under the caption “— Additional Interest.”

Ranking

The Notes are our unsecured and unsubordinated obligations that rank senior in right of payment to all existing and future indebtedness that is expressly subordinated in right of payment to the Notes. The Notes rank equally in right of payment with all our existing and future indebtedness that is not so subordinated. The Notes effectively rank junior to any of our secured indebtedness to the extent of the value of the assets securing such indebtedness. The Notes are structurally junior to all existing and future indebtedness and liabilities incurred by our subsidiaries. In the event of bankruptcy, liquidation, reorganization or other winding up of the Company, our assets that are pledged as security for any of our secured debt will be available to pay obligations on the Notes only after all indebtedness under such secured debt has been repaid in full from such assets. If some of our assets then secure other indebtedness, we advise you that there may not be sufficient assets remaining to pay amounts due on any or all the Notes then outstanding.

The ability of our subsidiaries to pay dividends and make other payments to us may be restricted by, among other things, applicable corporate and other laws and regulations as well as agreements to which our subsidiaries may become a party. We may not be able to pay the purchase price if a holder requires us to repurchase Notes following a fundamental change as described below.

Optional Redemption by the Company

On or after February 15, 2017, we may redeem all, but not less than all, of the Notes provided that the last reported sale price of our common stock for 20 or more trading days in a period of 30 consecutive trading days ending on the trading day immediately prior to the date of the redemption notice exceeds 130% of the applicable conversion price in effect on each such trading day. The redemption price will equal the sum of 100% of the principal amount of the Notes being redeemed, plus accrued and unpaid interest to, but not including, the redemption date. Notwithstanding the foregoing, if we set a redemption date between a regular record date and the corresponding interest payment date, we will not pay accrued interest to any redeeming holder, and will instead pay the full amount of the relevant interest payment on such interest payment date to the holder of record on such a regular record date. Any Notes redeemed by us will be paid for in cash.

To the extent a holder converts its Notes “in connection” with our election to redeem the Notes pursuant to the preceding paragraph, we will increase the conversion rate as set forth below under “— Adjustment to Shares Delivered Upon Conversion Upon Make-Whole Fundamental Change.”

In addition, holders will be entitled to accrued and unpaid interest to, but not including, the redemption date.

Redemption Procedures

We will give notice of redemption not more than 60 calendar days but not less than 30 scheduled trading days prior to the redemption date to all record holders at their addresses set forth in the register of the registrar. This notice will state, among other things:

•	That you have a right to convert the Notes called for redemption, and the conversion rate then in effect; and

•	The date on which your right to convert the Notes called for redemption will expire.

Conversion Rights

General

Holders may convert their Notes at their option at any time prior to the close of business on the second scheduled trading day immediately preceding the maturity date. The Notes may be converted into shares of our common stock initially at a conversion rate of 147.9290 shares of common stock per $1,000 principal amount of Notes (equivalent to a conversion price of $6.76 per share of common stock).

Payment of Principal and Interest Upon Conversion

Upon conversion of the Notes, you will not receive any separate cash payment for accrued and unpaid interest (including additional interest, if any), except as described below. We will not issue fractional shares of our common stock upon conversion of Notes. Instead, we will pay cash in lieu of fractional shares based on the last reported sale price (as defined below) of the common stock on the relevant conversion date. Our delivery to you of the full number of shares of our common stock, cash or a combination of cash and shares of common stock, as applicable, together with any cash payment for any fractional share, into which a Note is convertible will be deemed to satisfy in full our obligation to pay:

•	the principal amount of the Note; and

•	accrued and unpaid interest (including additional interest, if any) to, but not including, the conversion date.

As a result, accrued and unpaid interest (including additional interest, if any) to, but not including, the conversion date will be deemed to be paid in full rather than cancelled, extinguished or forfeited.

Notwithstanding the preceding paragraph, if Notes are converted after 5:00 p.m., New York City time, on a regular record date for the payment of interest, holders of such Notes at 5:00 p.m., New York City time, on such record date will receive the interest (including additional interest, if any) payable on such Notes on the corresponding interest payment date notwithstanding the conversion. Notes surrendered for conversion during the period from 5:00 p.m., New York City time, on any regular record date to 9:00 a.m., New York City time, on the immediately following interest payment date, must be accompanied by funds equal to the amount of interest (including additional interest, if any) payable on the Notes so converted on such following interest payment date; provided that no such payment need be made:

•	for conversions following the record date immediately preceding the maturity date;

•	if we have specified a fundamental change purchase date that is after a record date and on or prior to the corresponding interest payment date; or

•	to the extent of any overdue interest, if any overdue interest exists at the time of conversion with respect to such Note.

If a holder converts Notes, we will pay any documentary, stamp or similar issue or transfer tax due on the issue of any shares of our common stock upon the conversion, unless the tax is due because the holder requests any shares to be issued in a name other than the holder’s name, in which case the holder will pay that tax.

The “last reported sale price” of our common stock on any date means the closing sale price per share (or if no closing sale price is reported, the average of the bid and ask prices or, if more than one in either case, the average of the average bid and the average ask prices) on that date as reported in composite transactions for the principal U.S. national securities exchange on which our common stock is traded. If our common stock is not listed for trading on a U.S. national securities exchange on the relevant date, the “last reported sale price” will be the last quoted bid price for our common stock in the over-the-counter market on the relevant date as reported by Pink Sheets LLC or a similar organization. If our common stock is not so quoted, the “last reported sale price” will be the average of the mid-point of the last bid and ask prices for our common stock on the relevant date from each of at least three nationally recognized independent investment banking firms selected by us for this purpose.

“Scheduled trading day” means a day that is scheduled to be a trading day on the principal U.S. national securities exchange or market on which our common stock is listed or admitted for trading. If our common stock is not so listed or admitted for trading, “scheduled trading day” means a business day.

“Trading day” means a day on which (i) trading in our common stock generally occurs on the NYSE or, if our common stock is not then listed on the NYSE, on the principal other U.S. national securities exchange on which our common stock is then listed or, if our common stock is not then listed on a U.S. national securities exchange, in the principal other market on which our common stock is then traded, and (ii) a last reported sale price for our common stock is available on such securities exchange. If our common stock (or other security for which a closing sale price must be determined) is not so listed or traded, “trading day” means a business day.

Conversion Procedures

If you hold a beneficial interest in a global note, to convert you must comply with DTC’s procedures for converting a beneficial interest in a global note and, if required, pay funds equal to interest (including additional interest, if any) payable on the next interest payment date to which you are not entitled and, if required, pay all taxes or duties, if any.

If you hold a certificated note, to convert you must:

•	complete and manually sign the conversion notice on the back of the Note, or a facsimile of the conversion notice;

•	deliver the conversion notice, which is irrevocable, and the Note to the conversion agent;

•	if required, furnish appropriate endorsements and transfer documents;

•	if required, pay all transfer or similar taxes; and

•	if required, pay funds equal to interest (including additional interest, if any) payable on the next interest payment date to which you are not entitled.

The date you comply with the relevant procedures described above is the conversion date under the indenture.

If a holder has already delivered a purchase notice as described under “— Fundamental Change Permits Holders to Require Us to Purchase Notes” with respect to a Note, the holder may not surrender that Note for conversion until the holder has withdrawn the notice in accordance with the indenture.

Payment Upon Conversion

Upon conversion of the Notes, we will deliver to a converting holder a number of shares equal to (i) the aggregate principal amount of Notes to be converted divided by $1,000, multiplied by (ii) the applicable conversion rate. We will deliver such shares of common stock on the third business day immediately following the relevant conversion date. We will deliver cash in lieu of any fractional share of common stock issuable upon conversion based upon the last reported sale price on the relevant conversion date.

Conversion Rate Adjustments

The conversion rate will be adjusted as described below, except that we will not make any adjustments to the conversion rate if holders of the Notes participate at the same time and upon the same terms as holders of our common stock and solely as a result of holding the Notes, in any such transactions under clauses (1) (but only with respect to stock dividends or distributions), (2), (3) and (4) below without having to convert their Notes as if they held the full number of shares issuable upon conversion of their Notes.

(1) If we exclusively issue shares of our common stock as a dividend or distribution on shares of our common stock, or if we effect a share split or share combination, the conversion rate will be adjusted based on the following formula:

where,

CR0	=	the conversion rate in effect immediately prior to the open of business on the record date of such dividend or distribution, or immediately prior to the open of business on the effective date of such share split or combination, as applicable;

CR1	=	the conversion rate in effect immediately after the open of business on such record date or effective date;

OS0	=	number of shares of our common stock outstanding immediately prior to the open of business on such record date or effective date; and

OS1	=	the number of shares of our common stock outstanding immediately after giving effect to such dividend, distribution, share split or share combination.

(2) If we issue to all or substantially all holders of our common stock any rights or warrants entitling them for a period of not more than 60 calendar days after the announcement date of such issuance to subscribe for or purchase shares of our common stock, at a price per share less than the average of the last reported sale prices of our common stock for the 10 consecutive trading-day period ending on the trading day immediately preceding the date of announcement of such issuance, the conversion rate will be adjusted based on the following formula; provided that the conversion rate will be readjusted to the extent that such rights or warrants are not exercised prior to their expiration to the conversion rate that would be in effect had the adjustment been made on the basis of delivery of only the number of shares of common stock actually delivered:

where,

CR0	=	the conversion rate in effect immediately prior to the open of business on the record date for such issuance;

CR1	=	the conversion rate in effect immediately after the open of business on such record date;

OS0	=	the number of shares of our common stock outstanding immediately prior to the open of business on such record date;

X	=	the total number of shares of our common stock issuable pursuant to such rights or warrants; and

Y	=	the number of shares of our common stock equal to the aggregate price payable to exercise such rights or warrants divided by the average of the last reported sale prices of our common stock over the 10 consecutive trading-day period ending on the trading day immediately preceding the date of announcement of the issuance of such rights or warrants.

(3) If we distribute shares of our capital stock, evidences of our indebtedness, other assets or property of ours or rights or warrants to acquire our capital stock or other securities, to all or substantially all holders of our common stock, excluding

•	dividends or distributions and rights or warrants as to which an adjustment was effected pursuant to clause (1) or (2) above;

•	dividends or distributions paid exclusively in cash; and

•	spin-offs to which the provisions set forth below in this clause (3) shall apply; then the conversion rate will be adjusted based on the following formula:

where,

CR0	=	the conversion rate in effect immediately prior to the open of business on the record date for such distribution;

CR1	=	the conversion rate in effect immediately after the open of business on such record date;

SP0	=	the average of the last reported sale prices of our common stock over the 10 consecutive trading-day period ending on the trading day immediately preceding the record date for such distribution; and

FMV	=

the fair market value (as determined by our board of directors) of the shares of capital stock, evidences of indebtedness, assets, property, rights or warrants distributed with respect to each outstanding share of our common stock on the record date for such distribution.

If the then fair market value of the portion of the shares of capital stock, evidences of indebtedness or other assets or property so distributed applicable to one share of common stock is not less than the average of the last reported sales prices of our common stock over the 10 consecutive trading-day period ending on the trading day immediately preceding the record date for such distribution, in lieu of the foregoing adjustment, each holder of a Note shall receive, at the same time and upon the same terms as holders of our common stock, the amount and kind of securities or assets or property such holder would have received if such holder owned a number of shares of our common stock equal to that which be issued upon conversion in full of the Notes held by such holder, using the conversion rate in effect on the record date for the distribution of the securities or assets.

With respect to an adjustment pursuant to this clause (3) where there has been a payment of a dividend or other distribution on our common stock of shares of capital stock of any class or series, or similar equity interests, of or relating to a subsidiary or other business unit and such shares of capital stock or similar equity interests are listed for trading on a U.S. national securities exchange, which we refer to as a “spin-off,” the conversion rate will be increased based on the following formula:

where,

CR0	=	the conversion rate in effect immediately prior to the end of the valuation period (as defined below);

CR1	=	the conversion rate in effect immediately after the end of the valuation period;

FMV0	=	the average of the last reported sale prices of the capital stock or similar equity interest distributed to holders of our common stock applicable to one share of our common stock over the first 10 consecutive trading-day period after, and including, the record date of the spin-off (the “valuation period”); and

MP0	=	the average of the last reported sale prices of our common stock over the valuation period.

The adjustment to the conversion rate under the preceding paragraph will occur on the last day of the valuation period; provided that in respect of any conversion during the valuation period, references with respect to 10 trading days shall be deemed replaced with such lesser number of trading days as have elapsed between the record date for such spin-off (including such record date as one trading day) and the conversion date in determining the applicable conversion rate.

(4) If any annual cash dividend or distribution is made to all or substantially all holders of our common stock during any annual fiscal period, the conversion rate will be adjusted based on the following formula:

where,

CR0	=	the conversion rate in effect immediately prior to the open of business on the ex-dividend date for such dividend or distribution;

CR1	=	the conversion rate in effect immediately after the open of business on the ex-dividend date for such dividend or distribution;

SP0	=	the last reported sale price of our common stock on the trading day immediately preceding the ex-dividend date for such dividend or distribution; and

C	=	the amount in cash per share we distribute to holders of our common stock.

(5) If we or any of our subsidiaries make a payment in respect of a tender offer or exchange offer for our common stock, to the extent that the cash and value of any other consideration included in the payment per share of common stock exceeds the last reported sale price of our common stock on the trading day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer, the conversion rate will be increased based on the following formula:

where,

CR0	=	the conversion rate in effect immediately prior to the close of business on the 10th trading day immediately following, and including, the trading day next succeeding the date such tender or exchange offer expires;

CR1	=	the conversion rate in effect immediately after the close of business on the 10th trading day immediately following, and including, the trading day next succeeding the date such tender or exchange offer expires;

AC	=	the aggregate value of all cash and any other consideration (as determined by our board of directors) paid or payable for shares purchased in such tender or exchange offer;

OS0	=	the number of shares of our common stock outstanding immediately prior to the date such tender or exchange offer expires;

OS1	=	the number of shares of our common stock outstanding immediately after the date such tender or exchange offer expires (after giving effect to the purchase of all shares accepted for purchase or exchange in such tender or exchange offer); and

SP1	=	the average of the last reported sale prices of our common stock over the 10 consecutive trading-day period commencing on the trading day next succeeding the date such tender or exchange offer expires.

The adjustment to the conversion rate under the preceding paragraph will occur at the close of business on the tenth trading day immediately following, and including, the trading day next succeeding the date such tender or exchange offer expires; provided that in respect of any conversion within 10 trading days immediately following, and including, the expiration date of any tender or exchange offer, references with respect to 10 trading days shall be deemed replaced with such lesser number of trading days as have elapsed between the expiration date of such tender or exchange offer and the conversion date in determining the applicable conversion rate.

Except as stated herein, we will not adjust the conversion rate for the issuance of shares of our common stock or any securities convertible into or exchangeable for shares of our common stock or the right to purchase shares of our common stock or such convertible or exchangeable securities. If, however, the application of the foregoing formulas would result in a decrease in the conversion rate, no adjustment to the conversion rate will be made (other than as a result of share combination).

To the extent permitted by law and applicable NYSE rules, we may, from time to time, increase the conversion rate for a period of at least 20 business days if our board of directors determines that such an increase would be in our best interests. Any such determination by our board of directors will be conclusive. We will give holders at least 15 business days’ notice of any increase in the conversion rate. In addition, we may increase the conversion rate if our board of directors deems it advisable to avoid or diminish any income tax to holders of common stock resulting from any distribution of common stock or similar event. We may also (but are not required to) increase the conversion rate to avoid or diminish income tax to holders of our common stock or rights to purchase shares of our common stock in connection with a dividend or distribution of shares (or rights to acquire shares) or similar event.

With respect to any rights plan that we implement after the date of the indenture, to the extent that such rights plan is in effect upon conversion of the Notes into common stock, you will receive, in addition to the shares of common stock received in connection with such conversion, the rights under the rights plan with respect to such common stock, unless prior to any conversion, the rights have separated from our common stock, in which case, and only in such case, the conversion rate will be adjusted at the time of separation as if we distributed to all holders of our common stock, shares of our capital stock, evidences of indebtedness, assets, property, rights or warrants as described in clause (3) above, subject to readjustment in the event of the expiration, termination or redemption of such rights.

Notwithstanding any of the foregoing, the applicable conversion rate will not be adjusted:

•	upon the issuance of any shares of our common stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on our securities and the investment of additional optional amounts in shares of our common stock under any plan;

•	upon the issuance of any shares of our common stock or options or rights to purchase those shares pursuant to any present or future employee, director or consultant benefit plan or program of or assumed by us or any of our subsidiaries;

•	upon the issuance of any shares of our common stock pursuant to any option, warrant, right or exercisable, exchangeable or convertible security not described in the preceding bullet and outstanding as of the date the Notes were first issued;

•	upon the issuance (or exercise) of up to 2.0 million warrants to purchase shares of our common stock to be issued in the settlement of the class actions consolidated and designated as Fuller v. Imperial Holdings, et al;

•	upon the transfer of any life settlements to a subsidiary;

•	for a change in the par value of our common stock; or

•	for accrued and unpaid interest (including additional interest, if any).

Adjustments to the applicable conversion rate will be calculated to the nearest 1/10,000th of a share. We will not be required to make an adjustment in the conversion rate unless the adjustment would require a change of at least 1% in the conversion rate. However, we will carry forward any adjustments that are less than 1% of the conversion rate and make such carried forward adjustment, regardless of whether the aggregate adjustment is less than 1%, on the conversion date for any Notes.

Recapitalizations, Reclassifications and Changes of Our Common Stock In the case of:

•	any recapitalization, reclassification or change of our common stock (other than changes resulting from a subdivision or combination);

•	a consolidation, merger or combination involving us; or

•	a sale, lease or other transfer to a third party of all or substantially all of the consolidated assets of ours and our subsidiaries (other than a transfer of any life settlements or other assets to a subsidiary), or any statutory share exchange, in each case, the result of which shares of our common stock would be converted into, or exchanged for, stock, other securities, other property or assets (including cash or any combination thereof), then, at the effective time of the transaction, the right to convert each $1,000 principal amount of a Note will be changed into a right to convert it into the kind and amount of shares of stock, other securities or other property or assets (including cash or any combination thereof) that a holder of a number of shares of common stock equal to the conversion rate prior to such transaction would have owned or been entitled to receive (the “reference property”) upon such transaction. If the transaction causes our common stock to be converted into the right to receive more than a single type of consideration (determined based in part upon any form of shareholder election), the reference property into which the Notes will be convertible will be deemed to be the weighted average of the types and amounts of consideration received by the holders of our common stock that affirmatively make such an election. We will agree in the indenture not to become a party to any such transaction unless its terms are consistent with the foregoing.

Certain Other Adjustments

Whenever any provision of the indenture requires us to calculate last reported sale prices over a span of multiple days, our board of directors will make appropriate adjustments to such prices, the conversion rate, or the amount due upon conversion to account for any adjustment to the conversion rate that becomes effective, or any event requiring an adjustment to the conversion rate where the record date of the event occurs, at any time during the period from which such prices are to be calculated.

Adjustment to Shares Delivered Upon Conversion Upon a Make-whole Fundamental Change

If (i) a “fundamental change” (as defined below and determined after giving effect to any exceptions or exclusions to such definition, but without regard to the proviso in clause (2) of the definition thereof) or (ii) we call the Notes for redemption as described under “— Optional Redemption by the Company”(either event, a “make-whole fundamental change”) that occurs prior to maturity and a holder elects to convert its Notes in connection with such make-whole fundamental change, we will, under certain circumstances, increase the conversion rate for the Notes so surrendered for conversion by a number of additional shares of common stock (the “additional shares”), as described below. A conversion of Notes will be deemed for these purposes to be “in connection with” a make-whole fundamental change described in clause (i) above if the notice of conversion of the Notes is received by the conversion agent from, and including, the effective date of the make-whole fundamental change up to, and including, the business day immediately prior to the related fundamental change purchase date (or, in the case of an event that would have been a fundamental change but for the proviso in clause (2) of the definition thereof, the 35th calendar day immediately following the effective date of such make-whole fundamental change). A conversion of Notes will be deemed for these purposes to be “in connection with” a make-whole fundamental change described in clause (ii) above if the notice of conversion of the Notes is received by the conversion agent from, and including, the date of issuance of a notice of redemption as described under “— Optional Redemption by the Company — Redemption Procedures,” for a provisional redemption described under “— Optional Redemption by the Company” up to the close of business on the third business day immediately preceding the relevant redemption date. In the event that a conversion of Notes occurs in connection with two concurrent make-whole fundamental changes under clauses (i) and (ii) above, a holder of any such Notes to be converted will be entitled to an increase in the conversion rate based on the first to occur effective date of such make-whole fundamental changes.

Upon surrender of Notes for conversion in connection with a make-whole fundamental change, we will deliver shares of our common stock as described under “— Conversion Rights — Payment Upon Conversion,” calculated based on the conversion rate as adjusted by the additional shares. However, if, at the effective time of such transaction, the reference property as described under “— Conversion Rights — Recapitalizations, Reclassifications and Changes of Our Common Stock” above is comprised entirely of cash, then, for any conversion of Notes following the effective date of such make-whole fundamental change, the conversion obligation will be calculated based solely on the “stock price” (as defined below) for the transaction and will be deemed to be an amount equal to the conversion rate (including any adjustment additional shares) multiplied by such stock price. In such event, the conversion obligation will be determined and paid to holders in cash on the third business day following the conversion date. We will notify holders of the effective date of any make-whole fundamental change referred to in clause (i) above and issue a press release announcing such effective date no later than five business days after such effective date.

The number of additional shares by which the conversion rate will be increased will be determined by reference to the table below, based on the date on which the make-whole fundamental change occurs or becomes effective (the “effective date”) and the price (the “stock price”) paid (or deemed paid) per share of our common stock in the fundamental change. If the holders of our common stock receive only cash in a make-whole fundamental change described in clause (2) of the definition of fundamental change, the stock price shall be the cash amount paid per share. Otherwise, the stock price shall be the average of the last reported sale prices of our common stock over the 10 trading-day period ending on, and including, the trading day immediately preceding the effective date of the make-whole fundamental change. In connection with a make-whole fundamental change triggered by a redemption of the Notes as described under “— Optional Redemption by the Company,” the effective date of such make-whole fundamental change will be the date on which we deliver notice of the redemption.

The stock prices set forth in the column headings of the table below will be adjusted as of any date on which the conversion rate of the Notes is otherwise adjusted. The adjusted stock prices will equal the stock prices applicable immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the conversion rate immediately prior to the adjustment giving rise to the stock price adjustment and the denominator of which is the conversion rate as so adjusted. The number of additional shares will be adjusted in the same manner as the conversion rate as set forth under “— Conversion Rights — Conversion Rate Adjustments.”

The following table sets forth the number of additional shares to be received per $1,000 principal amount of Notes for each stock price and effective date set forth below:

	Stock Price
	$5.41	$6.00	$7.00	$8.00	$9.00	$11.00	$13.00	$15.00	$20.00	$25.00	$40.00
February 15, 2014	36.9139	33.2210	28.3996	24.8085	22.0377	18.0255	15.2402	13.1977	9.9060	7.9230	4.9510
February 15, 2015	36.9139	30.4877	25.9139	22.5835	20.0266	16.3619	13.8325	11.9710	8.9860	7.1870	4.4935
February 15, 2016	36.9139	26.8877	22.5281	19.4710	17.2043	14.0165	11.8325	10.2377	7.6860	6.1510	3.8435
February 15, 2017	36.9139	22.4877	17.9996	15.2085	13.2821	10.7437	9.0479	7.8243	5.8760	4.6990	2.9360
February 15, 2018	36.9139	18.7377	12.0281	9.2835	7.8043	6.1983	5.2095	4.4977	3.3810	2.7070	1.6910
February 15, 2019	36.9139	18.7377	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000

The exact stock prices and effective dates may not be set forth in the table above, in which case:

•	If the stock price is between two stock prices in the table or the effective date is between two effective dates in the table, the number of additional shares will be determined by a straight-line interpolation between the number of additional shares set forth for the higher and lower stock prices and the earlier and later effective dates, as applicable, based on a 365-day year.

•	If the stock price is greater than $40.00 per share (subject to adjustment in the same manner as the stock prices set forth in the column headings of the table above), no additional shares will be added to the conversion rate.

•	If the stock price is less than $5.41 per share (subject to adjustment in the same manner as the stock prices set forth in the column headings of the table above), no additional shares will be added to the conversion rate.

Notwithstanding the foregoing, in no event will the conversion rate exceed 184.8429 shares per $1,000 principal amount of Notes, subject to adjustments in the same manner as the conversion rate as set forth under “— Conversion Rate Adjustments.”

Our obligation to satisfy the additional shares requirement could be considered a penalty, in which case the enforceability thereof would be subject to general principles of reasonableness and equitable remedies.

Fundamental Change Permits Holders to Require Us to Purchase Notes

If a “fundamental change” (as defined below in this section) occurs at any time, you will have the right, at your option, to require us to purchase for cash any or all of your Notes, or any portion of the principal amount thereof, that is equal to $1,000 or a multiple of $1,000. The price we are required to pay is equal to 100% of the principal amount of the Notes to be purchased plus accrued and unpaid interest (including additional interest), if any, to, but excluding, the fundamental change purchase date (unless the fundamental change purchase date is after a record date and on or prior to the interest payment date to which such record date relates, in which case we will instead pay the full amount of accrued and unpaid interest (including any additional interest) to the holder of record on such record date and the fundamental change purchase price will be equal to 100% of the principal amount of the Notes to be purchased). The fundamental change purchase date will be a date specified by us that is not less than 20 or more than 35 calendar days following the date of our fundamental change notice as described below. Any Notes purchased by us will be paid for in cash.

A “fundamental change” will be deemed to have occurred at the time after the Notes are originally issued if any of the following occurs:

(1) a “person” or “group” within the meaning of Section 13(d) of the Exchange Act other than us, our subsidiaries and our and their employee benefit plans, has become the direct or indirect “beneficial owner,” as defined in Rule 13d-3 under the Exchange Act, of our common equity representing more than 50% of the voting power of our common equity;

(2) consummation of any share exchange, consolidation or merger of us, or any transaction or series of transactions pursuant to which our common stock will be converted into cash, securities or other property or any sale, lease or other transfer (other than encumbrance) in one transaction or a series of transactions of all or substantially all of the consolidated assets of us and our subsidiaries, taken as a whole, to any person other than one of our subsidiaries; provided, however, that a transaction where the holders of all classes of our common equity immediately prior to such transaction that is a share exchange, consolidation or merger own, directly or indirectly, more than 50% of all classes of common equity of the continuing or surviving corporation or transferee or the parent thereof immediately after such event shall not be a fundamental change;

(3) the first day on which a majority of the members of our board of directors does not consist of “continuing directors”;

(4) our shareholders approve any plan or proposal for our liquidation or dissolution; or

(5) our common stock (or other common stock into which the Notes are then convertible) ceases to be listed or quoted on a national securities exchange in the United States.

A fundamental change as a result of clause (2) above will not be deemed to have occurred, however, if 90% of the consideration received or to be received by our common shareholders, excluding cash payments for fractional shares, in connection with the transaction or transactions constituting the fundamental change consists of shares of common stock traded on the NYSE, the NASDAQ Stock Market LLC or the NASDAQ Global Select Market (or any of their respective successors) or which will be so traded when issued or exchanged in connection with a fundamental change (these securities being referred to as “publicly traded securities”) and as a result of this transaction or transactions the Notes become convertible into such publicly traded securities, excluding cash payments for fractional shares.

“Continuing directors” means (i) individuals who on the date of original issuance of the Notes constituted our board of directors (ii) any new directors whose election to our board of directors or whose nomination for election by our shareholders was approved by at least a majority of our directors then still in office (or a duly constituted committee thereof), either who were directors on the date of original issuance of the Notes or whose election or nomination for election was previously so approved.

On or before the 20th calendar day after the occurrence of a fundamental change, we will provide to all holders of the Notes and the trustee, the conversion agent and paying agent a notice of the occurrence of the fundamental change and of the resulting purchase right. Such notice shall state, among other things:

•	the events causing a fundamental change;

•	the date of the fundamental change;

•	the last date on which a holder may exercise the repurchase right;

•	the fundamental change purchase price;

•	the fundamental change purchase date;

•	the name and address of the paying agent and the conversion agent, if applicable;

•	if applicable, the applicable conversion rate and any adjustments to the applicable conversion rate;

•	if applicable, that the Notes with respect to which a fundamental change purchase notice has been delivered by a holder may be converted only if the holder withdraws the fundamental change purchase notice in accordance with the terms of the indenture; and

•	the procedures that holders must follow to require us to purchase their Notes.

Simultaneously with providing such notice, we will publish a notice containing this information in a newspaper of general circulation in New York, New York, or publish the information on our website or through such other public medium as we may use at that time.

To exercise the purchase right, you must deliver, on or before the business day immediately preceding the fundamental change purchase date, the Notes to be purchased, duly endorsed for transfer, together with a written purchase notice and the form entitled “Form of Fundamental Change Purchase Notice” on the reverse side of the Notes duly completed, to the paying agent if the Notes are in certificated form. If the Notes are not in certificated form, you must comply with DTC’s procedures for tendering interests in global Notes. Your purchase notice must state:

•	if certificated, the certificate numbers of your Notes to be delivered for purchase;

•	the portion of the principal amount of Notes to be purchased, which must be $1,000 or a multiple thereof; and

•	that the Notes are to be purchased by us pursuant to the applicable provisions of the Notes and the indenture.

You may withdraw any purchase notice (in whole or in part) by a written notice of withdrawal delivered to the paying agent prior to the close of business on the business day prior to the fundamental change purchase date. The notice of withdrawal shall state:

•	the principal amount of the withdrawn Notes;

•	if certificated Notes have been issued, the certificate numbers of the withdrawn Notes, or if not certificated, your notice must comply with appropriate DTC procedures; and

•	the principal amount, if any, which remains subject to the purchase notice.

We will be required to purchase the Notes on the fundamental change purchase date, subject to extension to comply with applicable law. You will receive payment of the fundamental change purchase price on the later of the fundamental change purchase date or the time of book-entry transfer or the delivery of the Notes. If the paying agent holds money or securities on the fundamental change purchase date sufficient to pay the fundamental change purchase price of Notes for which the holders have tendered and not withdrawn purchase notices, then:

•	such Notes will cease to be outstanding and interest (including additional interest, if any) will cease to accrue (whether or not book-entry transfer of the Notes is made or whether or not the Notes are delivered to the paying agent); and

•	all other rights of the holder will terminate (other than the right to receive the fundamental change purchase price and previously accrued and unpaid interest (including additional interest, if any) upon delivery or transfer of the Notes).

In connection with any purchase offer pursuant to a fundamental change purchase notice, we will, if required:

•	comply with the provisions of the tender offer rules under the Exchange Act that may then be applicable; and

•	file a Schedule TO or any other required schedule under the Exchange Act.

No Notes may be purchased at the option of holders upon a fundamental change if there has occurred and is continuing an event of default with respect to the Notes other than an event of default that is cured by the payment of the fundamental change purchase price of the Notes.

The put rights of the holders of the Notes could discourage a potential acquirer from acquiring us. The fundamental change purchase feature, however, is not the result of management’s knowledge of any specific effort to obtain control of us by any means or part of a plan by management to adopt a series of anti-takeover provisions.

The term “fundamental change” is limited to specified transactions and may not include other events that might adversely affect our financial condition. In addition, the requirement that we offer to purchase the Notes upon a fundamental change may not protect holders in the event of a highly leveraged transaction, reorganization, merger or similar transaction involving us.

The definition of fundamental change includes a phrase relating to the sale, lease or other transfer (other than encumbrance) of “all or substantially all” of our consolidated assets. There is no precise, established definition of the phrase “substantially all” under applicable law. Accordingly, the ability of a holder of the Notes to require us to purchase its Notes as a result of the conveyance, transfer, sale, lease or other disposition of less than all of our assets may be uncertain.

If a fundamental change were to occur, we may not have enough funds to pay the fundamental change purchase price. If we fail to purchase the Notes when required following a fundamental change, we will be in default under the indenture. In addition, we have, and may in the future incur, other indebtedness with similar change in control provisions permitting holders of our debt to accelerate or to require us to purchase our indebtedness upon the occurrence of similar events or on some specific dates.

Consolidation, Merger and Sale of Assets

The indenture provides that we will not consolidate with or merge into any other person or convey, lease or transfer (other than encumbrance) all or substantially all of our properties and assets to any person unless:

(1) the person formed by such consolidation or into which we are merged or the person which acquires by conveyance or transfer, or which leases all or substantially all of our properties and assets, shall (i) be a subsidiary or (ii) be a corporation organized and existing under the laws of the United States of America, any state thereof or the District of Columbia, and shall expressly assume, by a supplemental indenture, executed and delivered to the trustee, all of our obligations under the Notes and the indenture;

(2) immediately after giving effect to such transaction, no default or event of default (each as defined in the indenture) shall have occurred and be continuing; and

(3) we shall have delivered to the trustee an officers’ certificate and an opinion of counsel, each stating that such consolidation, merger, conveyance, transfer or lease and such supplemental indenture comply with this provision and that all conditions precedent provided for in the indenture relating to such transaction have been complied with.

Although these types of transactions are permitted under the indenture, certain of the foregoing transactions could constitute a “fundamental change” (as defined above) permitting each holder to require us to purchase the Notes of such holder as described above.

Events of Default

Each of the following is an event of default under the indenture:

(1) default in the payment of interest (including additional interest, if any) on any Note when the same becomes due and payable and such default continues for a period of 30 days;

(2) default in the payment of principal of any Note when the same becomes due and payable, whether at its stated maturity, upon acceleration, upon declaration or otherwise;

(3) failure to comply with our obligation to convert the Notes in accordance with the indenture upon exercise of a holder’s conversion right;

(4) failure to give a fundamental change notice when due;

(5) failure to purchase all or any part of the Notes in accordance with the provisions of “— Fundamental Change Permits Holders to Require Us to Purchase Notes;”

(6) failure to perform or observe any other covenant or agreement in the indenture with respect to the Notes (other than a covenant or agreement in respect of which our non-compliance would otherwise be an event of default) and such default or breach continues for a period of 60 consecutive days after written notice to us by the trustee or to us and the trustee by the “holders” (as defined in the indenture) of 25% or more in aggregate principal amount of the Notes then outstanding;

(7) an event of default as defined in any mortgage, indenture or instrument under which there may be issued, or by which there may be secured or evidenced, any of our indebtedness or indebtedness of our subsidiaries for money borrowed in excess of $50 million, whether such indebtedness now exists or shall hereafter be created, shall happen and shall result in such indebtedness becoming or being declared due and payable prior to the date on which it would otherwise become due and payable, and such acceleration shall not be rescinded or annulled, or such indebtedness shall not have been discharged, within a period of 30 days after there shall have been given, by registered or certified mail, to us by the trustee or to us and the trustee by the holders of at least 25% in principal amount of the Notes then outstanding, a written notice specifying such event of default and requiring that such acceleration be rescinded or annulled or such indebtedness to be discharged;

(8) a final judgment for the payment of $50 million or more (excluding any amounts covered by insurance) rendered against us or any significant subsidiary of ours, which judgment is not discharged or stayed within 60 days after (i) the date on which the right to appeal or petition for review thereof has expired if no such appeal or review has commenced, or (ii) the date on which all rights to appeal or petition for review have been extinguished; or

(9) certain events of bankruptcy, insolvency, receivership, rehabilitation or reorganization of us or any of our significant subsidiaries.

If an event of default, other than as described in the next sentence, occurs and is continuing, then, and in each and every such case, except for any Notes the principal of which shall have already become due and payable, either the trustee or the holders of not less than 25% in aggregate principal amount of the Notes then outstanding under the indenture, by notice in writing to us (and to the trustee if given by holders), may declare the entire principal amount of all the Notes, and the interest accrued on such Notes, if any, to be due and payable immediately, and upon any such declaration the same shall become immediately due and payable. If an event of default described in clause (9) occurs and is continuing with respect to us, then the principal amount of all the Notes then outstanding and interest accrued on such Notes (including additional interest), if any, shall be and become immediately due and payable, without any notice or other action by any holder or the trustee, to the full extent permitted by applicable law.

The provisions described in the paragraph above, however, are subject to the condition that if, at any time after the principal of the Notes shall have been so declared due and payable, and before any judgment or decree for the payment of the moneys due shall have been obtained as provided in the indenture, we will pay or will deposit with the trustee a sum sufficient to pay all matured installments of interest upon all the Notes and the principal of any and all Notes which shall have become due otherwise than by acceleration (with interest upon such principal and, to the extent that payment of such interest is enforceable under applicable law, on overdue installments of interest, at the rate or rates, if any, specified in the Notes to the date of such payment or deposit) and such amount as shall be sufficient to cover all amounts owing to the trustee and its agents and counsel, and if any and all events of default under the indenture, other than the non-payment of the principal of Notes which shall have become due by acceleration, shall have been cured, waived or otherwise remedied as provided in the indenture, then and in every such case the holders of a majority in aggregate principal amount of all the Notes then outstanding, by written notice to us and to the trustee, may rescind and annul such declaration and its consequences, but no such rescission and annulment will extend to or shall affect any subsequent default or shall impair any right consequent on such default.

Notwithstanding the foregoing, except as described below under the caption “— Additional Interest,” the indenture provides that, to the extent we elect, the sole remedy for an event of default relating to (i) our failure to file with the trustee pursuant to Section 314(a)(1) of the Trust Indenture Act any documents or reports that we are required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act, or (ii) our failure to comply with the similar covenant contained in the indenture and described below under the caption “— Reports,” will for the first 365 days after the occurrence of such an event of default consist exclusively of the right to receive additional interest on the Notes equal to 0.50% per annum of the principal amount of the Notes. If we so elect, such additional interest will be payable on all Notes outstanding on or before the date on which such event of default first occurs.

On the 365th day after such event of default (if the event of default relating to the reporting obligations is not cured or waived prior to such 365th day), the Notes will be subject to acceleration as provided above. The provisions of the indenture described in this paragraph will not affect the rights of holders of Notes in the event of the occurrence of any other event of default. In the event we do not elect to pay the additional interest upon an event of default in accordance with this paragraph, the Notes will be subject to acceleration as provided above.

In order to elect to pay additional interest as the sole remedy during the first 365 days after the occurrence of an event of default relating to the failure to comply with the reporting obligations in accordance with the immediately preceding paragraph, we must notify all holders of record of Notes and the trustee and paying agent of such election on or before the close of business on the business day immediately prior to the date on which such event of default would occur. Upon our failure to timely give such notice or pay additional interest, the Notes will be immediately subject to acceleration as provided above.

The holders of a majority in principal amount of the outstanding Notes may waive any past defaults (except with respect to nonpayment of principal or interest (including additional interest, if any), with respect to the failure to deliver the consideration due upon conversion, or with respect to any covenant or provision that cannot be modified or amended without the consent of all holders).

Subject to certain restrictions, the holders of at least a majority in aggregate principal amount of the Notes outstanding may direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee. The indenture provides that in the event an event of default has occurred and is continuing, the trustee will be required in the exercise of its powers to use the degree of care that a prudent person would use in the conduct of its own affairs.

Subject to the provisions of the indenture relating to the duties of the trustee, if an event of default occurs and is continuing, the trustee will be under no obligation to exercise any of the rights or powers under the indenture at the request or direction of any of the holders unless such holders have offered to the trustee indemnity or security satisfactory to it against any loss, liability or expense. Except to enforce the right to receive payment of principal or interest (including additional interest, if any) when due, or the right to receive payment or delivery of the consideration due upon conversion, no holder of any Notes may institute any proceeding, judicial or otherwise, with respect to the indenture or the Notes, or for the appointment of a receiver or trustee, or for any other remedy under the indenture, unless:

(i) such holder has previously given to the trustee written notice of a continuing event of default with respect to the Notes;

(ii) the holders of at least 25% in aggregate principal amount of outstanding Notes shall have made written request to the trustee to institute proceedings in respect of such event of default in its own name as trustee under the indenture;

(iii) such holder or holders have offered to the trustee indemnity or security satisfactory to it against any costs, liabilities or expenses (including fees and expenses of its counsel) to be incurred in compliance with such request;

(iv) the trustee for 60 days after its receipt of such notice, request and offer of indemnity has failed to institute any such proceeding; and

(v) during such 60-day period, the holders of a majority in aggregate principal amount of the outstanding Notes have not given the trustee a direction that is inconsistent with such written request.

The indenture provides that if a default occurs and is continuing and is known to the trustee, the trustee must mail to each holder notice of the default within 90 days after it occurs. Except in the case of a default in the payment of principal of or interest (including additional interest, if any) on any Note or a default in the payment or delivery of the consideration due upon conversion, the trustee may withhold notice if and so long as a committee of trust officers of the trustee in good faith determines that withholding notice is in the interest of the holders.

Modification and Amendment

The indenture allows us and the trustee, with the consent of the holders of not less than a majority in principal amount of the outstanding Notes, to execute supplemental indentures adding any provisions to or changing or eliminating any of the provisions of the indenture or modifying the rights of the holders of the Notes. However, without the consent of the holders of all the outstanding Notes affected thereby, no supplemental indenture may:

(1) change the stated maturity of the principal of, or interest (including additional interest) on, any Note;

(2) reduce the principal amount of, or the rate of interest (including additional interest) on, any Note;

(3) change any place of payment where, or the currency in which, any Note or any interest thereon is payable;

(4) impair the right of any holder of a Note to receive payment of principal and interest (including additional interest) on such holder’s Notes when due or to institute suit for the enforcement of any payment on or with respect to such holder’s Notes;

(5) make any change that adversely affects the conversion rights of any holder of Notes;

(6) reduce the redemption price, purchase price or fundamental change purchase price of any Note or amend or modify in any manner adverse to the holders of Notes our obligation to make such payments, whether through an amendment or waiver of provisions in the covenants, definitions or otherwise;

(7) reduce the percentage in principal amount of the Notes, the consent of whose holders is required for a supplemental indenture, or the consent of whose holders is required for any waiver of compliance with various provisions of the indenture or various defaults thereunder and their consequences provided for in the indenture; or

(8) modify any of the foregoing provisions described in clause (7) above except to increase any such percentage or to provide that other provisions of the indenture cannot be modified or waived without the consent of the holder of each outstanding Note affected thereby.

We and the trustee may amend or supplement the indenture or the Notes without notice to or the consent of any holder to, among other things:

(1) add to our covenants for the benefit of the holders of the Notes or to surrender any right or power conferred upon us;

(2) cure any ambiguity or make any other provisions that do not adversely affect the interests of the holders of the Notes in any material respect; and

(3) conform the provisions of the indenture to the “Description of Notes” section in this prospectus.

The consent of the holders is not necessary under the indenture to approve the particular form of any proposed amendment, supplement or waiver, but it shall be sufficient if such consent approves the substance of such proposed amendment, supplement or waiver. After an amendment, supplement or waiver becomes effective, we shall give to the holders affected by such amendment, supplement or waiver a notice briefly describing such amendment, supplement or waiver. We will mail supplemental indentures to holders upon request. Any failure to mail such notice, or any defect in such notice, shall not, however, in any way impair or affect the validity of any such supplemental indenture or waiver.

Discharge

We may satisfy and discharge our obligations under the indenture by delivering to the registrar for cancellation all outstanding Notes or by depositing with the trustee or delivering to the holders, as applicable, after the Notes have become due and payable, whether at stated maturity, or any purchase date, or upon conversion or otherwise, cash and (in the case of conversion) shares of common stock, if applicable, sufficient to pay all of the outstanding Notes and paying all other sums payable under the indenture by us. Such discharge is subject to terms contained in the indenture.

Calculations in Respect of Notes

We will be responsible for making all calculations called for under the Notes. These calculations include, but are not limited to, determinations of the last reported sale prices of our common stock, accrued interest (including additional interest, if any) payable on the Notes and the conversion rate of the Notes. We will make all these calculations in good faith and, absent manifest error, our calculations will be final and binding on holders of Notes. We will provide a schedule of our calculations to each of the trustee and the conversion agent, and each of the trustee and conversion agent is entitled to rely conclusively upon the accuracy of our calculations without independent verification. The trustee will forward our calculations to any holder of Notes upon the request of that holder.

Reports

The indenture provides that any documents or reports that we are required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act must be filed by us with the trustee within 15 days after the same are required to be filed with the SEC (giving effect to any grace period provided by Rule 12b-25 under the Exchange Act).

We intend to file such reports with the SEC in electronic form pursuant to Regulation S-T of the SEC using the SEC’s Electronic Data Gathering, Analysis and Retrieval (EDGAR) system, which shall constitute delivery by us of such reports to the trustee in compliance with the provisions of the indenture. The trustee shall have no duty to search for or obtain any electronic or other filings that we make with the SEC, regardless of whether such filings are periodic, supplemental or otherwise.

Trustee

U.S. Bank National Association is the trustee, registrar, paying agent and conversion agent. U.S. Bank National Association in each of its capacities, including without limitation as trustee, registrar, paying agent and conversion agent, assumes no responsibility for the accuracy or completeness of the information concerning us or our affiliates or any other party contained in this document or the related documents or for any failure by us or any other party to disclose events that may have occurred and may affect the significance or accuracy of such information.

The trustee or its affiliates may also provide other services to us in the ordinary course of their business. The indenture contains limitations on the rights of the trustee, if it or any of its affiliates is then our creditor, to obtain payment of claims in certain cases or to realize on certain property received on any claim as security or otherwise. The trustee and its affiliates will be permitted to engage in other transactions with us. However, if the trustee or any affiliate continues to have any conflicting interest and a default occurs with respect to the Notes, the trustee must eliminate such conflict or resign.

Governing Law

The indenture provides that it and the Notes will be governed by, and construed in accordance with, the laws of the State of New York.

Additional Interest

If:

(i) at any time during the six-month period beginning on, and including, the date which is six months after the last date on which any of the Notes are originally issued, (a) we fail to timely file any document or report that we are required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act, as applicable (after giving effect to all applicable grace periods thereunder and other than reports on Form 8-K), or (b) the Notes are not otherwise freely tradable by holders other than our affiliates (as a result of restrictions pursuant to U.S. securities law or the terms of the indenture or the Notes), or

(ii) as of the date that is one year after the last date on which any of the Notes are originally issued, the restrictive legend on the Notes has not been removed or the Notes are not otherwise freely tradable by holders other than our affiliates (without restrictions pursuant to U.S. securities law or the terms of the indenture or the Notes) (each such event referred to in clauses (i) and (ii), a “Restricted Transfer Default”), and we have not cured any such Restricted Transfer Default by the date that is 14 calendar days following the occurrence of such Restricted Transfer Default (such date, the “Restricted Transfer Triggering Date”), then we will pay additional interest in cash on the Notes. Additional interest on the Notes will accrue with respect to the first 90-day period (or portion thereof) following the Restricted Transfer Triggering Date for each day that a Restricted Transfer Default is continuing at a rate equal to 0.25% per annum of the principal amount of Notes, which rate will increase by an additional 0.25% per annum of the principal amount of the Notes for each subsequent 90-day period (or portion thereof) while a Restricted Transfer Default is continuing until all Restricted Transfer Defaults have been cured, up to a maximum of 0.50% of the principal amount of the Notes. Following the cure of all Restricted Transfer Defaults, the accrual of additional interest arising from Restricted Transfer Defaults will cease and the interest rate will revert to the original rate. Additional interest will be payable in arrears on each interest payment date following accrual in the same manner as regular interest on the Notes.

The additional interest that is payable as a result of the occurrence of a Restricted Transfer Default as described in the preceding paragraph shall be in addition to, and not in lieu of, any additional interest that may be payable as a result of our election to pay additional interest for up to 365 days in lieu of allowing the Notes to be accelerated as a result of the occurrence of an event of default under the indenture arising from (i) our failure to file with the trustee pursuant to Section 314(a)(1) of the Trust Indenture Act any documents or reports that we are required to file with the Securities and Exchange Commission pursuant to Section 13 or 15(d) of the Exchange Act, or (ii) our failure to comply with the similar covenant contained in the indenture and described above under the caption “— Reports.”

Notwithstanding the foregoing, additional interest will not accrue for each day on which this registration statement remains effective and usable by holders for the resale of the Notes or any common stock.

Additional interest will be payable in arrears on each interest payment date following accrual in the same manner as regular interest on the Notes.

Book-entry, Settlement and Clearance

The Global Notes

The Notes were initially issued in the form of one or more registered Notes in global form, without interest coupons (the “global notes”). Upon issuance, each of the global notes were deposited with the trustee as custodian for DTC and registered in the name of Cede & Co., as nominee of DTC.

Ownership of beneficial interests in a global note will be limited to persons who have accounts with DTC (“DTC participants”) or persons who hold interests through DTC participants. We expect that under procedures established by DTC:

•	upon deposit of a global note with DTC’s custodian, DTC will credit portions of the principal amount of the global note to the accounts of the DTC participants designated by the initial purchaser; and

•	ownership of beneficial interests in a global note will be shown on, and transfer of ownership of those interests will be effected only through, records maintained by DTC (with respect to interests of DTC participants) and records maintained by DTC participants (with respect to other owners of beneficial interests in the global note).

Beneficial interests in global notes may not be exchanged for Notes in physical, certificated form except in the limited circumstances described below.

Book-entry Procedures for the Global Notes

All interests in the global notes will be subject to the operations and procedures of DTC. We provide the following summary of those operations and procedures solely for the convenience of investors. The operations and procedures of DTC are controlled by that settlement system and may be changed at any time. Neither we nor the trustee or the initial purchaser are responsible for those operations or procedures.

DTC has advised us that it is:

•	a limited purpose trust company organized under the laws of the State of New York;

•	a “banking organization” within the meaning of the New York State Banking Law;

•	a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the Uniform Commercial Code; and

•	a “clearing agency” registered under Section 17A of the Exchange Act.

DTC was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions between its participants through electronic book-entry changes to the accounts of its participants. DTC’s participants include securities brokers and dealers, including the initial purchaser; banks and trust companies; clearing corporations and other organizations. Indirect access to DTC’s system is also available to others such as banks, brokers, dealers and trust companies; these indirect participants clear through or maintain a custodial relationship with a DTC participant, either directly or indirectly. Investors who are not DTC participants may beneficially own securities held by or on behalf of DTC only through DTC participants or indirect participants in DTC.

So long as DTC’s nominee is the registered owner of a global note, that nominee will be considered the sole owner or holder of the Notes represented by that global note for all purposes under the indenture. Except as provided below, owners of beneficial interests in a global note:

•	will not be entitled to have Notes represented by the global note registered in their names;

•	will not receive or be entitled to receive physical, certificated notes; and

•	will not be considered the owners or holders of the Notes under the indenture for any purpose, including with respect to the giving of any direction, instruction or approval to the trustee under the indenture.

As a result, each investor who owns a beneficial interest in a global note must rely on the procedures of DTC to exercise any rights of a holder of Notes under the indenture (and, if the investor is not a participant or an indirect participant in DTC, on the procedures of the DTC participant through which the investor owns its interest).

Payments of principal and interest (including additional interest, if any) and of amounts due upon conversion with respect to the Notes represented by a global note will be made by the trustee to DTC’s nominee as the registered holder of the global note. Neither we nor the trustee will have any responsibility or liability for the payment of amounts to owners of beneficial interests in a global note, for any aspect of the records relating to or payments made on account of those interests by DTC, or for maintaining, supervising or reviewing any records of DTC relating to those interests.

Payments by participants and indirect participants in DTC to the owners of beneficial interests in a global note will be governed by standing instructions and customary industry practice and will be the responsibility of those participants or indirect participants and DTC.

Transfers between participants in DTC will be effected under DTC’s procedures and will be settled in same-day funds.

Certificated Notes

Notes in physical, certificated form will be issued and delivered to each person that DTC identifies as a beneficial owner of the related Notes only if:

•	DTC notifies us at any time that it is unwilling or unable to continue as depositary for the global notes and a successor depositary is not appointed within 60 days;

•	DTC ceases to be registered as a clearing agency under the Exchange Act and a successor depositary is not appointed within 60 days; or

•	an event of default with respect to the Notes has occurred and is continuing.

DESCRIPTION OF CAPITAL STOCK

The following description of our capital stock and provisions of our articles of incorporation and our bylaws are summaries. Because it is only a summary, it does not contain all the information that may be important to you. For a complete description, you should refer to our articles of incorporation and bylaws.

General

Our authorized capital stock consists of 80,000,000 shares of common stock, par value $0.01 per share, and 40,000,000 shares of undesignated preferred stock, par value $0.01 per share, the rights and preferences of which may be established from time to time by our board of directors.

Common Stock

As of June 30, 2014, we had 21,402,990 shares of common stock outstanding. Each holder of our common stock is entitled to one vote for each share held by such holder on all matters to be voted upon by our shareholders, and there are no cumulative voting rights. Holders of our common stock are entitled to receive ratably the dividends, if any, as may be declared from time to time by our board of directors out of funds legally available therefor. If there is a liquidation, dissolution or winding up of the Company, holders of our common stock would be entitled to share in our assets remaining after the payment of liabilities. Holders of our common stock have no preemptive or conversion rights or other subscription rights, and there are no redemption or sinking fund provisions applicable to our common stock.

Preferred Stock

Our articles of incorporation authorizes the issuance of shares of up to 40,000,000 shares of blank check preferred stock with such designation, rights and preferences as may be determined from time to time by our board of directors. Accordingly, our board of directors is empowered, without shareholder approval, to issue preferred stock with dividend, liquidation, conversion, voting or other rights, which could adversely affect the voting power or other rights of the holders of common stock. The preferred stock could be utilized as a method of discouraging, delaying or preventing a change in control of us.

Warrants

Prior to the closing of our initial public offering, we issued warrants to purchase a total of up to 4,240,521 shares of our common stock. One-third of the warrants have an exercise price equal to $12.90, one-third of the warrants have an exercise price equal to $14.5125, and one-third of the warrants have an exercise price equal to $16.125. The warrants expire seven years after the date of issuance and vest ratably over four years. In the event of a change of control, all of the unvested warrants will vest. The exercise price may be paid in cash, or through a cashless exercise by reducing the number of shares otherwise issuable to the holder, based on the closing price of our common stock on the last business day before the exercise date.

As part of the consideration to settle certain class action litigation, we issued warrants to purchase up to two million shares of our common stock. The warrants have a five-year term with an exercise price of $10.75.

We also have $70.7 million in aggregate principal amount of Notes outstanding that may be converted into shares of common stock initially at a conversion rate of 147.9290 shares of common stock per $1,000 principal amount of Notes (equivalent to a conversion price of $6.76 per share of common stock), subject to adjustment

Anti-Takeover Effects of Florida Law and Our Articles of Incorporation and Bylaws

Certain provisions of Florida law, our articles of incorporation and our bylaws contain provisions that could have the effect of delaying, deferring or discouraging another party from acquiring control of us. These provisions, which are summarized below, are expected to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with our board of directors. We believe that the benefits of increased protection of our potential ability to negotiate with an unfriendly or unsolicited acquiror outweigh the disadvantages of discouraging a proposal to acquire us because negotiation of these proposals could result in an improvement of their terms.

Requirements for Advance Notification of Shareholder Nominations and Proposals

Our bylaws establish advance notice procedures with respect to shareholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of the board of directors or a committee of the board of directors. The bylaws do not give the board of directors the power to approve or disapprove shareholder nominations of candidates or proposals regarding business to be conducted at a special or annual meeting of the shareholders. However, our bylaws may have the effect of precluding the conduct of certain business at a meeting if the proper procedures are not followed. Our articles of incorporation prohibit our shareholders from acting without a meeting by written consent. Our articles further require holders of not less than 50% of the voting power of our common stock to call a special meeting of shareholders. These provisions may discourage or deter a potential acquiror from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of our company.

Certain Provisions of Florida Law

We are subject to anti-takeover provisions that apply to public corporations organized under Florida law unless the corporation has elected to opt out of those provisions in its articles of incorporation or its bylaws. We have not elected to opt out of these provisions.

Control-Share Acquisitions. The Florida Business Corporation Act contains a control-share acquisition statute which provides that a person who acquires shares in an “issuing public corporation,” as defined in the statute, in excess of certain specified thresholds generally will not have any voting rights with respect to such shares unless such voting rights are approved by the holders of a majority of the votes of each class of securities entitled to vote separately, excluding shares held or controlled by the acquiring person. The thresholds specified in the Florida Business Corporation Act are the acquisition of a number of shares representing:

•	one-fifth or more, but less than one-third, of all voting power of the corporation;

•	one-third or more, but less than a majority, of all voting power of the corporation; or

•	a majority or more of all voting power of the corporation. The statute does not apply if, among other things, the acquisition:

•	is approved by the corporation’s board of directors before the acquisition; or

•	is effected pursuant to a statutory merger or share exchange to which the corporation is a party.

Affiliated Transactions. The Florida Business Corporation Act provides that an “affiliated transaction” of a Florida corporation with an “interested shareholder,” as those terms are defined in the statute and discussed more fully below, generally must be approved by the affirmative vote of the holders of two-thirds of the outstanding voting shares, other than the shares beneficially owned by the interested shareholder. The Florida Business Corporation Act defines an “interested shareholder” as any person who is the beneficial owner of 10% or more of the outstanding voting shares of the corporation. The affiliated transactions covered by the Florida Business Corporation Act include, with specified exceptions:

•	mergers and consolidations to which the corporation and the interested shareholder are parties;

•	sales or other dispositions of assets to the interested shareholder representing 5% or more of the aggregate fair market value of the corporation’s assets, outstanding shares, earning power or net income to the interested shareholder;

•	issuances by the corporation of 5% or more of the aggregate fair market value of its outstanding shares to the interested shareholder;

•	the adoption of any plan for the liquidation or dissolution of the corporation proposed by or pursuant to an arrangement with the interested shareholder;

•	any reclassification of the corporation’s securities, recapitalization of the corporation, merger or consolidation, or other transaction which has the effect of increasing by more than 5% the percentage of the outstanding voting shares of the corporation beneficially owned by the interested shareholder; and

•	the receipt by the interested shareholder of certain loans or other financial assistance from the corporation.

The foregoing transactions generally also include transactions involving any affiliate or associate of the interested shareholder and involving or affecting any direct or indirect majority-owned subsidiary of the corporation.

The two-thirds shareholder approval requirement does not apply if, among other things, subject to specified qualifications:

•	the transaction has been approved by a majority of the corporation’s disinterested directors;

•	the interested shareholder has been the beneficial owner of at least 80% of the corporation’s outstanding voting shares for at least five years preceding the transaction;

•	the interested shareholder is the beneficial owner of at least 90% of the outstanding voting shares; or

•	specified fair price and procedural requirements are satisfied.

If anyone should acquire shares in this rights offering that would exceed such threshold, they will retain voting rights for such shares since our board of directors has approved such acquisition in connection with this rights offering.

Florida Insurance Code. One of our subsidiaries, Imperial Life Settlements, LLC, a Delaware limited liability company, is licensed as a viatical settlement provider and regulated by the Florida Office of Insurance Regulation. As a Florida viatical settlement provider, Imperial Life Settlements, LLC is subject to regulation as a specialty insurer under certain provisions of the Florida Insurance Code. Under applicable Florida law, no person can acquire, directly or indirectly, 10% or more of the voting securities of a viatical settlement provider or its controlling company, including Imperial Holdings, Inc., without the written approval of the Florida Office of Insurance Regulation.

The Florida Office of Insurance Regulation may disapprove an acquisition of beneficial ownership of 10% or more of our voting securities by any person who refuses to apply for and obtain regulatory approval of such acquisition. In addition, if the Florida Office of Insurance Regulation determines that any person has acquired 10% or more of our voting securities without obtaining regulatory approval, it may order that person to cease the acquisition and divest itself of any shares of such voting securities which may have been acquired in violation of the applicable Florida law. The Florida Office of Insurance Regulation may also suspend or revoke Imperial Life Settlements, LLC’s license if it finds that an acquisition of our voting securities was made in violation of the applicable Florida law and would render the further transaction of its business hazardous to its customers, creditors, shareholders or the public.

Indemnification and Limitation of Liability

The Florida Business Corporation Act authorizes Florida corporations to indemnify any person who was or is a party to any proceeding other than an action by, or in the right of, the corporation, by reason of the fact that he or she is or was a director, officer, employee, or agent of the corporation. The indemnity also applies to any person who is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation or other entity. The indemnification applies against liability incurred in connection with such a proceeding, including any appeal, if the person acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation. To be eligible for indemnity with respect to any criminal action or proceeding, the person must have had no reasonable cause to believe his or her conduct was unlawful.

In the case of an action by or on behalf of a corporation, indemnification may not be made if the person seeking indemnification is found liable, unless the court in which the action was brought determines that such person is fairly and reasonably entitled to indemnification.

The indemnification provisions of the Florida Business Corporation Act require indemnification if a director, officer, employee or agent has been successful in defending any action, suit or proceeding to which he or she was a party by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or other entity. The indemnity covers expenses actually and reasonably incurred in defending the action.

The indemnification authorized under Florida law is not exclusive and is in addition to any other rights granted to officers, directors and employees under the articles of incorporation or bylaws of the corporation or any agreement between officers and directors and the corporation. Our chief executive officer has signed an employment agreement that provides for indemnification and advancement of expenses to the fullest extent permitted by Florida law. The officer must repay such expenses if it is subsequently found that the officer is not entitled to indemnification. Exceptions to this additional indemnification include criminal violations by the officer, transactions involving an improper personal benefit to the officer and willful misconduct or conscious and reckless disregard for our best interests.

Our bylaws provide for the indemnification of directors, officers, employees and agents and, upon certain circumstances, provide for the advancement of expenses incurred in connection with the defense of any proceeding that the director, officer, employee or agent was a party to by reason of the fact that he or she is or was a director, officer, employee or agent of our corporation, or at our request, a director, officer, employee or agent of another corporation. Our bylaws also provide that we may purchase and maintain insurance on behalf of any director, officer, employee or agent against liability asserted against the director, officer, employee or agent in such capacity.

Under the Florida Business Corporation Act, a director is not personally liable for monetary damages to us or to any other person for acts or omissions in his or her capacity as a director except in certain limited circumstances. Those circumstances include violations of criminal law (unless the director had reasonable cause to believe that such conduct was lawful or had no reasonable cause to believe such conduct was unlawful), transactions in which the director derived an improper personal benefit, transactions involving unlawful distributions, and conscious disregard for the best interest of the corporation or willful misconduct (only if the proceeding is by or in the right of the corporation). As a result, shareholders may be unable to recover monetary damages against directors for actions taken by them which constitute negligence or gross negligence or which are in violation of their fiduciary duties, although injunctive or other equitable relief may be available.

Additionally, the settlement of the class actions consolidated and designated as Fuller v. Imperial Holdings, et al., the shareholder derivative action entitled Robert Andrzejczyk v. Imperial Holdings, Inc., et al., and the related insurance coverage declaratory relief complaint filed by Catlin Insurance Company (UK) Ltd. contemplates that we will advance the cost of legal expenses and otherwise indemnify certain of our directors and officers (including our former directors and certain employees) who would otherwise be entitled to coverage under portions of our director and officer liability insurance policies. The obligation to advance and indemnify on behalf of these individuals, while currently unquantifiable, may be substantial and could have a material adverse effect on our financial position and results of operations.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company, LLC.

Listing

Our common stock is listed on the New York Stock Exchange under the symbol “IFT.”

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

The following is a general summary of the material United States federal income tax consequences of the purchase, ownership, conversion, and other disposition of the Notes and of the common stock received upon a conversion of the Notes. This summary is based upon the Code, its legislative history, existing and proposed Treasury Regulations thereunder, published rulings and court decisions, all as currently in effect. These laws are subject to change or differing interpretations, possibly with retroactive effect. This summary does not discuss all aspects of United States federal income taxation which may be important to particular investors in light of their individual circumstances, some of which may be subject to special tax rules that differ significantly from those summarized below such as:

•	holders subject to the alternative minimum tax;

•	banks, insurance companies or other financial institutions;

•	tax-exempt organizations;

•	regulated investment companies;

•	real estate investment trusts;

•	dealers in securities, commodities or foreign currencies;

•	traders in securities that elect to use a market-to-market method of accounting for their securities holdings;

•	foreign persons or entities (except to the extent set forth below);

•	S-corporations, partnerships or other pass-through entities (except to the extent specifically set forth below);

•	expatriates and certain former citizens or long-term residents of the United States;

•	U.S. Holders (as defined below) whose “functional currency” is not the United States dollar; or

•	persons holding Notes or the common stock received upon a conversion of the Notes as part of a straddle, hedge, conversion, constructive sale, or other integrated transaction for United States federal income tax purposes.

In addition, this summary does not discuss any consequences under estate or gift tax laws or foreign, state, or local tax considerations. This summary applies only to investors who purchased the Notes in the initial offering at the “issue price” and hold their Notes as “capital assets,” each as determined for United States federal income tax purposes.

THIS SUMMARY OF CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS IS FOR GENERAL INFORMATION ONLY. YOU ARE URGED TO CONSULT YOUR TAX ADVISOR WITH RESPECT TO THE APPLICATION OF UNITED STATES FEDERAL INCOME TAX LAWS TO YOUR PARTICULAR SITUATION AS WELL AS ANY ARISING UNDER UNITED STATES FEDERAL ESTATE OR GIFT TAX RULES OR UNDER THE LAWS OF ANY STATE, LOCAL, FOREIGN OR OTHER TAXING JURISDICTION OR UNDER ANY APPLICABLE TAX TREATY.

Classification of Holder

For purposes of this summary, a “U.S. Holder” is a beneficial owner of a Note, or common stock received upon conversion of a Note, that is, for United States federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•	a corporation (or any other entity treated as a corporation for United States federal income tax purposes) created in, or organized under the law of, the United States or any state or political subdivision thereof;

•	an estate the income of which is includible in gross income for United States federal income tax purposes regardless of its source; or

•	a trust: (A) the administration of which is subject to the primary supervision of a United States court and which has one or more United States persons who have the authority to control all substantial decisions of the trust; or (B) that was in existence on August 20, 1996, was treated as a United States person on the previous day, and elected to continue to be so treated.

A beneficial owner of a Note, or common stock received upon conversion of a Note, that is not a U.S. Holder or an entity or arrangement treated as a partnership for United States federal income tax purposes is referred to herein as a “Non-U.S. Holder.”

If a partnership (including any entity or arrangement treated as a partnership for United States federal income tax purposes) is a beneficial owner of Notes or shares of common stock, the treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. A holder of Notes or shares of common stock that is a partnership and partners in such partnership should consult their tax advisors about the United States federal income tax consequences of holding and disposing of Notes or shares of common stock, as the case may be.

Consequences to U.S. Holders

The following is a summary of the material United States federal income tax consequences that will apply to you if you are a U.S. Holder of the Notes.

Interest Income

The stated interest on a Note will generally be taxable to you as ordinary income at the time it is received or accrued in accordance with your usual method of accounting for United States federal income tax purposes.

Additional Interest

As described in the heading “Description of Notes — Events of Default” and “— Additional Interest,” we may be obligated to pay amounts in excess of stated interest and principal on the Notes in certain events. We intend to take the position that the Notes should not be treated as contingent payment debt instruments because of the possibility of such additional payments. This position is based, in part, on the belief that, as of the date of the issuance of the Notes, the possibility that such additional amounts would have to be paid is a “remote” contingency within the meaning of the applicable Treasury Regulations. Assuming such position is respected, any such additional amounts paid to you pursuant to any such event would be taxable as additional amounts at the time the payments are received or accrued, in accordance with your method of accounting for United States federal income tax purposes. Our determination that these contingencies are “remote” is binding on you unless you disclose your contrary position in the manner required by applicable Treasury Regulation.

Our determination that the Notes are not contingent payment debt instruments is not binding on the IRS. If the IRS were to successfully challenge our determination and the Notes were treated as contingent payment debt instruments, you would be required, among other things: (i) to accrue interest income based on a projected payment schedule and comparable yield determined pursuant to the applicable Treasury Regulations, which may be at a higher rate than the stated interest rate on the Notes, regardless of the holder’s method of tax accounting; (ii) treat as ordinary income, rather than capital gain, any gain recognized on a sale, exchange or redemption of a Note; and (iii) treat the entire amount of gain realized upon a conversion of Notes as taxable.

Sale, Exchange, Redemption or other Taxable Disposition of Notes

Except as provided below in “— Conversion of Notes,” you generally will recognize capital gain or loss upon the sale, exchange, redemption or other taxable disposition of a Note in an amount equal to the difference between: (i) the sum of the cash plus the fair market value of all other property received on such disposition (except to the extent such cash or property is attributable to accrued but unpaid interest not previously included in income, which generally will be taxable as ordinary income); and (ii) your adjusted tax basis in the Note. Your adjusted tax basis in a Note generally will equal the amount you paid for the Note. Under current law, if you are a non-corporate holder, including an individual, and have held the Note for more than one year at the time of disposition, such capital gain generally will be subject to tax at a maximum rate of 20%. Your ability to deduct capital losses may be limited.

Conversion of Notes

Conversion into Cash. If you receive solely cash in exchange for the Notes upon conversion, your gain or loss will be determined in the same manner as if you disposed of the Notes in a taxable disposition (as described above under “— Sale, Exchange, Redemption, or other Taxable Disposition of Notes”).

Conversion into Common Stock. Upon the conversion of the Notes into our common stock (except for cash in lieu of a fractional share), you generally will not recognize gain or loss on the conversion, other than with respect to cash received in lieu of a fractional share, which will be treated as described below, and other than amounts attributable to accrued interest, which will be taxable as such. Your basis in the shares of common stock received upon conversion of the Notes (other than common stock attributable to accrued interest, the tax basis of which will equal the amount of accrued interest with respect to which the common stock is received) will be equal to your aggregate tax basis in the Notes converted, less any portion allocable to cash received in lieu of a fractional share. The holding period of the shares of common stock received by the holder upon conversion of the Notes generally will include the period during which the holder held the Notes prior to the conversion, except that the holding period of any common stock received with respect to accrued interest will commence on the day after the date of receipt. Cash received in lieu of a fractional share of common stock will be treated as a payment in exchange for the fractional share and will result in capital gain or loss in an amount equal to the difference between the amount of cash received and the amount of tax basis allocable to the fractional share for which payment is received.

If you convert your Notes between a record date for an interest payment and the interest payment date and consequently are required to pay upon surrender of your Notes for conversion an amount equal to the amount of the interest payment to be received by you, as described in “Description of Notes — Conversion Rights,” you should consult your own tax advisors concerning the appropriate treatment of such payments.

Conversion into Our Common Stock and Cash. If you receive a combination of cash and our common stock in exchange for the Notes upon conversion, we intend to take the position that the conversion should be treated as a “recapitalization” for United States federal income tax purposes. In this case, gain, but not loss, will be realized in an amount equal to the excess of the fair market value of our common stock and cash received (other than amounts attributable to accrued interest, which will be taxable as such) over your tax adjusted basis in the Note, but such gain will only be recognized to the extent of such cash received (excluding cash attributable to accrued interest or received in lieu of a fractional share).

The amount of gain or loss recognized on the receipt of cash in lieu of a fractional share will be equal to the difference between the amount of cash you receive in respect of the fractional share and the portion of your tax basis in the note that is allocable to the fractional share. Any gain recognized on conversion generally will be capital gain and will be long-term capital gain if, at the time of the conversion, the Note has been held for more than one year.

The adjusted tax basis of our common stock received upon a conversion (other than our common stock attributable to accrued interest, the tax basis of which will equal their fair market value) will equal the tax basis of the Note that was converted (excluding the portion of the tax basis that is allocable to any fractional share), reduced by the amount of any cash received (other than cash received in lieu of a fractional share or cash attributable to accrued interest), and increased by the amount of gain, if any, recognized (other than with respect to a fractional share).

Your holding period for our common stock will include the period during which you held the Notes except that the holding period of any common stock received with respect to accrued interest will commence on the day after the date of receipt.

Alternative treatments of the conversion of the Notes into cash and common stock are possible. For example, the conversion of a Note into cash and our common stock may instead be treated for United States federal income tax purposes as in part a conversion into our common stock and in part a payment in redemption of a portion of the Note.

You should consult your tax advisors regarding the tax treatment of the receipt of cash and our common stock in exchange for the Notes upon conversion, including any alternative treatments.

Consolidation, Merger and Sale of Assets

Under certain circumstances described under the heading “Description of Notes — Consolidation, Merger and Sale of Assets,” our obligations under the Notes and the indenture may be assumed by another person. An assumption by another person of our obligations under the Notes and the indenture might be deemed for United States federal income tax purposes to be an exchange by a holder of the Notes for new Notes, resulting in recognition of gain or loss for such purposes and possibly other adverse tax consequences to the holder. You should consult your own tax advisor regarding the tax consequences of such an assumption.

Constructive Dividends

The conversion rate of the Notes will be adjusted in certain circumstances, as described in “Description of Notes — Conversion Rights.” Adjustments that have the effect of increasing the proportionate interest of a holder of our Notes in our assets or earnings and profits may in some circumstances result in a deemed distribution to you for United States federal income tax purposes.

Adjustments to the conversion rate made pursuant to a bona fide reasonable adjustment formula that have the effect of preventing the dilution of the interest of the holders of the Notes, however, will generally not be considered to result in a deemed distribution to a holder of the Notes. Certain of the possible conversion rate adjustments provided in the Notes (including, without limitation, adjustments in respect to taxable dividends to holders of our common stock and adjustments to the conversion rate upon certain fundamental changes) may not qualify as being pursuant to a bona fide reasonable adjustment formula. If such an adjustment is made and does not so qualify, a holder of a Note generally will be deemed to have received a distribution even if the holder has not received any cash or property as a result of the adjustment. In certain circumstances, such as in connection with stock dividends, the failure to adjust the conversion rate may result in a taxable distribution to holders of our common stock. Any deemed distribution will be taxable as a dividend, return of capital, or capital gain in accordance with the description below under “Dividends on Common Stock.” It is not clear whether a constructive dividend deemed paid to a holder of our Notes would be eligible for the preferential rates of United States federal income tax applicable in respect of certain dividends. It is also unclear whether corporate holders would be entitled to claim a dividends-received deduction with respect to any such constructive dividends. Because a constructive dividend deemed received by a holder of the Notes would not give rise to any cash from which any applicable withholding tax could be satisfied, if we paid backup withholding taxes on behalf of a holder (because the holder failed to establish an exemption from backup withholding taxes), we could, at our option, set-off any such payment against payments of cash on, and common stock deliverable with respect to, the Notes.

Dividends on Common Stock

If you have converted your Notes into our common stock, then upon our distribution of cash or other property on such stock, such distributions will generally be treated as dividends to you to the extent of our current or accumulated earnings and profits as determined under United States federal income tax principles at the end of the tax year of the distribution, then as a tax-free return of capital to the extent of your adjusted tax basis in the common stock, and thereafter as gain from the sale or exchange of that stock. Eligible dividends will be subject to tax to a non-corporate holder at the special reduced rate generally applicable to long-term capital gains. A holder will be eligible for this reduced rate only if the holder has held our common stock for more than 60 days during the 121-day period beginning 60 days before the ex-dividend date. Dividends received by corporate holders may be eligible for a dividends-received deduction, subject to applicable limitations.

U.S. Holders should consult their tax advisors regarding the holding period and other requirements that must be satisfied in order to qualify for the dividends-received deduction and the reduced tax rate on dividends.

Disposition of Common Stock

Upon the sale or other disposition of our common stock received on conversion of a Note, a holder will generally recognize capital gain or loss equal to the difference between: (i) the amount of cash and the fair market value of any property received upon the sale or exchange; and (ii) the holder’s adjusted tax basis in our common stock. That capital gain or loss will be long-term if the holder’s holding period in respect of such stock is more than one year. Long-term capital gains generally will be subject to tax at a maximum rate of 20% for non-corporate holders. The deductibility of capital losses is subject to limitations.

Medicare Tax on Net Investment Income

Certain U.S. Holders who are individuals, estates or trusts will be subject to a 3.8% tax on all or a portion of their “net investment income,” which would generally include all or a portion of their interest on Notes and dividends on shares of our common stock and net gains from the disposition of Notes and shares of our common stock. U.S. Holders that are individuals, estates or trusts should consult their tax advisors regarding the applicability of the Medicare tax to any of their income or gains in respect of Notes and shares of our common stock.

Consequences to Non-U.S. Holders

The following is a summary of certain material United States federal income tax consequences that will apply to you if you are a Non-U.S. Holder of the Notes and of the common stock received upon a conversion of the Notes. Special rules may apply to certain Non-U.S. Holders such as “controlled foreign corporations” and “passive foreign investment companies.” Such entities should consult their tax advisors to determine the United States federal, state, local and other tax consequences that may be relevant to them.

Interest Income

Interest paid to a Non-U.S. Holder will not be subject to United States federal income or withholding tax if the interest is not effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the United States, and the Non-U.S. Holder:

•	does not own, actually or constructively, 10% or more of the total combined voting power of all classes of our stock entitled to vote;

•	is not a “controlled foreign corporation” with respect to which we are, directly or indirectly, a “related person” within the meaning of the Code;

•	is not a bank receiving interest pursuant to a loan agreement entered into in the ordinary course of your trade or business; and

•

(1) provides its name and address, and certifies, under penalties of perjury, that it is not a United States person (which certification may be made on an IRS Form W-8BEN or W-8BEN-E, as applicable (or appropriate successor form) claiming an exemption from or reduction in withholding under the benefit of an applicable United States income tax treaty); or (2) a securities organization, bank, or other financial institution that holds customers’ securities in the ordinary course of its business holds the

Note on the Non-U.S. Holder’s behalf and certifies, under penalties of perjury, that is has received an IRS Form W-8BEN or W-8BEN-E from the Non-U.S. Holder or from another qualifying financial institution intermediary, and, in certain circumstances, provides a copy of the IRS Form W-8BEN or W-8BEN-E. If you hold your Notes through certain foreign intermediaries or certain foreign partnerships, such foreign intermediaries or partnerships must also satisfy the certification requirements of applicable Treasury Regulations.

If you do not qualify for an exemption under the rules described above, interest on the Notes may be subject to withholding tax at a rate of 30% (or lower applicable treaty rate) at the time such is paid. If you are engaged in a trade or business in the United States and interest on a note is effectively connected with your conduct of that trade or business, you will be subject to United States federal income tax on that interest on a net income basis (although you will be exempt from the 30% withholding tax, so long as you provide a properly executed IRS Form W-8ECI (or successor form)) in the same manner as if you were a United States person as defined under the Code, except as otherwise provided by an applicable United States income tax treaty. In addition, if you are a foreign corporation, you may be subject to a branch profits tax equal to 30% (or lower applicable treaty rate) of your earnings and profits for the taxable year, subject to adjustments, that are effectively connected with your conduct of a trade or business in the United States. For this purpose, interest will be included in the earnings and profits of such foreign corporation. To claim the benefit of a tax treaty, you must provide a properly executed IRS Form W-8BEN or W-8BEN-E before the payment of interest and you may be required to obtain a United States taxpayer identification number and provide documentary evidence issued by foreign governmental authorities to prove residence in the foreign country.

Additional Interest

As described in the heading “Description of Notes — Events of Default” and “— Additional Interest,” upon certain events we may be obligated to pay amounts in excess of stated interest and principal on the Notes. We intend to treat any amounts paid to you pursuant to any such event as interest on the Notes and accordingly such payment would be subject to the rules described immediately above under “Interest Income.”

Sale, Exchange, Redemption or Other Taxable Disposition of Notes

Any gain realized upon the sale, exchange, redemption or other taxable disposition of the Notes (including gain realized due to the conversion of a Note for cash or cash and our common stock, see above “— Consequences to U.S. Holders — Conversion of Notes” generally will not be subject to United States federal income tax unless:

•	that gain is effectively connected with the conduct of a trade or business in the United States; or

•	you are an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met.

If your gain is effectively connected with the conduct of a United States trade or business, you generally will be subject to United States federal income tax on the net gain derived from the sale, exchange, redemption or other taxable disposition, except as otherwise required by an applicable United States income tax treaty. If you are a corporation, any such effectively connected gain received by you may also, under certain circumstances, be subject to the branch profits tax at 30% rate (or such lower rate as may be prescribed under an applicable United States income tax treaty). If you are described in the second bullet point above, you will be subject to a 30% United States federal income tax on the gain derived from the sale, exchange, redemption or other taxable disposition of the Notes, which may be offset by United States source capital losses, even though you are not considered a resident of the United States. Any common stock that a Non-U.S. Holder receives on the conversion of a Note that is attributable to accrued interest will be subject to United States federal income tax in accordance with the rules for taxation of interest described above under “— Consequences to Non-U.S. Holders — Interest Income.”

Conversion of Notes

As provided under “— Consequences to U.S. Holders — Conversion of Notes,” a conversion of the Notes solely into common stock is not a taxable event for United States federal income tax purposes, other than with respect to accrued interest, which will be taxed as such, and cash payments in lieu of fractional shares which will be taxed as provided in “— Consequences to Non-U.S. Holders — Sale, Exchange, Redemption or Other Taxable Disposition of Notes.” For payments of accrued interest in a conversion, see “Consequences to Non-U.S. Holders — Interest Income.” Any gain recognized upon a conversion of the Notes into cash or a combination of cash and common stock (see “— Consequences to U.S. Holders — Conversion of Notes”) will be treated as described in “— Sale, Exchange, Redemption or Other Taxable Disposition of Notes.” Non-U.S. Holders are urged to consult their tax advisors with respect to the U.S. federal income tax consequences resulting from the conversion of Notes into a combination of cash and common stock.

Consolidation, Merger and Sale of Assets

Under certain circumstances described under the heading “Description of Notes — Consolidation, Merger and Sale of Assets,” our obligations under the Notes and the indenture may be assumed by another person. An assumption by another person of our obligations under the Notes and the indenture might be deemed for United States federal income tax purposes to be an exchange by a holder of the Notes for new Notes, resulting in recognition of gain or loss for such purposes and possibly other adverse tax consequences to the holder. You should consult your own tax advisor regarding the tax consequences of such an assumption.

Dividends and Constructive Dividends

Dividends paid to a holder of common stock (and any deemed dividends resulting from certain adjustments, or failure to make adjustments, to the conversion rate, see “Consequences to U.S. Holders — Constructive Dividends” above) will generally be subject to withholding tax at a 30% rate subject to reduction: (a) by an applicable treaty if the holder provides an IRS Form W-8BEN or W-8BEN-E, as applicable, certifying that it is entitled to such treaty benefits; or (b) upon the receipt of an IRS Form W-8ECI from a holder claiming that the payments are effectively connected with the conduct of a United States trade or business. Dividends that are effectively connected with the conduct of a United States trade or business are not subject to withholding tax, but instead are subject to federal income tax on a net income basis in the same manner as if the Non-U.S. Holder were a U.S. Holder. In addition, any such effectively connected income received by a foreign corporation may, under certain circumstances, be subject to an additional branch profits tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. Because a constructive dividend deemed received by a holder will not give rise to any cash from which any applicable withholding tax could be satisfied, if we pay withholding taxes on behalf of a holder, we may, at our option, set-off any such payment against payments of cash on, and common stock payable with respect to, the Notes. A Non-U.S. Holder may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS.

Disposition of Common Stock

See tax treatment described in “— Consequences to Non-U.S. Holders — Sale, Exchange, Redemption or Other Taxable Disposition of Notes” for the tax treatment of the gain from the taxable disposition of our common stock, specifically excluding any discussion about accrued interest.

Information Reporting and Backup Withholding

U.S. Holders

Payments of interest, dividends made by us on, or the proceeds of the sale or other disposition of, the Notes or shares of common stock may be subject to information reporting and United States federal backup withholding tax at the rate then in effect if the recipient of such payment fails to supply an accurate taxpayer identification number or otherwise fails to comply with applicable United States information reporting or certification requirements. Any amount withheld under the backup withholding rules is allowable as a credit against the holder’s United States federal income tax, provided that the required information is furnished to the IRS.

Non-U.S. Holders

A Non-U.S. Holder may be required to comply with certification procedures to establish that the holder is not a U.S. person in order to avoid backup withholding tax with respect to our payment of principal and interest on the Notes, or the proceeds of the sale or other disposition of the Notes or our common stock. In addition, we must report annually to the IRS and to each Non-U.S. Holder the amount of any dividends paid to and the tax withheld (if any) with respect to such Non-U.S. Holder. Copies of these information returns may also be made available under the provisions of a specific treaty or agreement to the tax authorities of the country in which the Non-U.S. Holder resides.

Foreign Accounts

Under the Foreign Account Tax Compliance provisions of the United States Hiring Incentives to Restore Employment Act (“FATCA”), withholding taxes may be imposed on certain types of payments made to “foreign financial institutions” and certain other non-U.S. entities. Under this legislation, the failure to comply with additional certification, information reporting and other specified requirements could result in withholding tax being imposed on payments of dividends or interest and proceeds of the sale of our common stock or Notes to U.S. Holders who own the shares of our common stock or Notes through foreign accounts or foreign intermediaries and certain Non-U.S. Holders. The legislation imposes a 30% withholding tax on dividends or interest on, or gross proceeds from the sale or other disposition of, our common stock or Notes paid to a foreign financial institution or to a foreign non-financial entity, unless (i) the foreign financial institution undertakes certain diligence and reporting obligations or qualifies for an exemption from these rules or (ii) the foreign non-financial entity either certifies it does not have any substantial U.S. owners or furnishes identifying information regarding each substantial U.S. owner or qualifies for an exemption from these rules. If the payee is a foreign financial institution, it must enter into an agreement with the U.S. Treasury requiring, among other things, that it undertake to identify accounts held by certain U.S. persons or U.S.-owned foreign entities, annually report certain information about such accounts, and withhold 30% on payments to account holders whose actions prevent it from complying with these reporting and other requirements, or otherwise qualify for an exemption. Under current IRS guidance, this legislation generally will not apply to debt obligations of a U.S. issuer issued on or before (and not materially modified after) June 30, 2014. Accordingly, since the original offering of the Notes was closed prior to June 30, 2014, FACTA withholding should not apply to the Notes; however, given the limited IRS’ guidance regarding FACTA, there can be no assurance that FACTA withholding will not apply to the Notes. IRS guidance indicates that FACTA withholding will apply to payments of dividends made on or after July 1, 2014 and to payments of gross proceeds from a sale or other disposition of our common stock made on or after January 1, 2017. Prospective investors should consult their tax advisors regarding this legislation.

PLAN OF DISTRIBUTION

We will not receive any of the proceeds of the sale of the Notes and the underlying common stock offered by this prospectus. The Notes and the underlying common stock may be sold from time to time to purchasers:

•	directly by the selling securityholders, or their pledgees, donees, transferees, or any of their successors in interest (all of whom may be selling securityholders); or

•	through underwriters, broker-dealers or agents who may receive compensation in the form of discounts, concessions or commissions from the selling securityholders or the purchasers of the Notes and underlying common stock.

The selling securityholders and any such broker-dealers or agents who participate in the distribution of the Notes and the underlying common stock may be deemed to be “underwriters.” As a result, any profits on the sale of the underlying common stock by selling securityholders and any discounts, commissions or concessions received by any such broker-dealers or agents may be deemed to be underwriting discounts and commissions under the Securities Act. If the selling securityholders were deemed to be underwriters, the selling securityholders may be subject to statutory liabilities including, but not limited to, those of Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Exchange Act.

If the Notes and the underlying common stock are sold through underwriters or broker-dealers, the selling securityholders will be responsible for underwriting discounts or commissions or agent’s commissions.

The Notes and the underlying common stock may be sold in one or more transactions at:

•	fixed prices;

•	prevailing market prices at the time of sale;

•	varying prices determined at the time of sale; or

•	negotiated prices.

The selling securityholders may sell the securities from time to time on any stock exchange or automated interdealer quotation system on which the securities are listed, including the New York Stock Exchange in the case of the common stock, in the over-the-counter market, in privately negotiated transactions or otherwise. The selling securityholders may sell the securities by one or more of the following methods, without limitation:

•	block trades in which the broker or dealer so engaged will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker or dealer as principal and resale by the broker or dealer for its own account pursuant to this prospectus;

•	an exchange distribution in accordance with the rules of any stock exchange on which the securities are listed;

•	ordinary brokerage transactions and transactions in which the broker solicits purchases;

•	privately negotiated transactions;

•	short sales;

•	through the writing of options on the securities, whether or not the options are listed on an options exchange;

•	through the distribution of the securities by the selling securityholder to its partners, members or stockholders;

•	one or more underwritten offerings on a firm commitment or best efforts basis; and

•	any combination of any of these methods of sale.

The selling securityholders may engage brokers and dealers, and any brokers or dealers may arrange for other brokers or dealers to participate in effecting sales of the securities. These brokers, dealers or underwriters may act as principals, or as an agent of a selling securityholder. Broker-dealers may agree with a selling securityholder to sell a specified number of the securities at a stipulated price per security. If the broker-dealer is unable to sell securities acting as agent for a selling securityholder, it may purchase as principal any unsold securities at the stipulated price. Broker-dealers who acquire securities as principals may thereafter resell the securities from time to time in transactions in any stock exchange or automated interdealer quotation system on which the securities are then listed, at prices and on terms then prevailing at the time of sale, at prices related to the then-current market price or in negotiated transactions. Broker-dealers may use block transactions and sales to and through broker-dealers, including transactions of the nature described above.

In connection with the sales of the Notes and the underlying common stock or otherwise, the selling securityholders may enter into hedging transactions with broker-dealers. These broker-dealers may in turn engage in short sales of the Notes and the underlying common stock in the course of hedging their positions. The selling securityholders may also sell the Notes and the underlying common stock short and deliver Notes and the underlying common stock to close out short positions, or loan or pledge Notes and the underlying common stock to broker-dealers that, in turn, may sell the Notes and the underlying common stock.

To our knowledge, there are currently no plans, arrangements or understandings between any selling securityholders and any underwriter, broker-dealer or agent regarding the sale of the Notes and the underlying common stock by the selling securityholders. Selling securityholders may decide not to sell all or a portion of the Notes and the underlying common stock offered by them pursuant to this prospectus or may decide not to sell Notes or the underlying common stock under this prospectus. In addition, any selling securityholder may transfer, devise or give the Notes and the underlying common stock by other means not described in this prospectus, including through pledge, hypothecation or grant of a security interest. Any Notes or underlying common stock covered by this prospectus that qualify for sale pursuant to Rule 144 or Rule 144A of the Securities Act, or Regulation S under the Securities Act, may be sold under Rule 144 or Rule 144A or Regulation S rather than pursuant to this prospectus.

Our common stock is listed on the New York Stock Exchange under the trading symbol “IFT.” We do not intend to apply for listing of the Notes on any securities exchange or for quotation through any automated quotation system. No assurance can be given as to the development of liquidity or any trading market for the Notes.

The selling securityholders and any other persons participating in the distribution of the Notes or underlying common stock will be subject to the Exchange Act. The Exchange Act rules include, without limitation, Regulation M, which may limit the timing of purchases and sales of any of the Notes and the underlying common stock by the selling securityholders and any such other person. In addition, Regulation M of the Exchange Act may restrict the ability of any person engaged in the distribution of the Notes and the underlying common stock to engage in market-making activities with respect to the particular Notes and underlying common stock being distributed for a period of up to five business days prior to the commencement of such distribution. This may affect the marketability of the Notes and the underlying common stock and the ability to engage in market-making activities with respect to the Notes and the underlying common stock.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. We also filed a registration statement on Form S-3, including exhibits, under the Securities Act of 1933, as amended, or the Securities Act, with respect to the securities offered by this prospectus. This prospectus is a part of the registration statement, but does not contain all of the information included in the registration statement or the exhibits. You may read and copy the registration statement and any other document that we file at the SEC’s public reference room at 100 F Street, N.E., Washington D.C. 20549. You can call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room. You can also find our public filings with the SEC on the internet at a web site maintained by the SEC located at http://www.sec.gov.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

We are “incorporating by reference” specified documents that we file with the SEC, which means:

•	incorporated documents are considered part of this prospectus;

•	we are disclosing important information to you by referring you to those documents; and

•	information we file with the SEC will automatically update and supersede information contained in this prospectus.

We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (i) after the date of the registration statement on Form S-3 filed under the Securities Act with respect to securities offered by this prospectus and prior to the effectiveness of such registration statement and (ii) after the date of this prospectus and before the end of the offering of the securities pursuant to this prospectus:

•	our Annual Report on Form 10-K for the year ended December 31, 2013;

•	our Definitive Proxy Statement on Schedule 14A filed April 17, 2014;

•	our Quarterly Reports on Form 10-Q filed on May 8, 2014 and July 30, 2014;

•	our Current Reports on Form 8-K filed on February 13, 2014 (excluding Item 7.01 and the exhibit related thereto), February 21, 2014, February 21, 2014, May 20, 2014 and June 9, 2014; and

•	the description of our common stock contained in or incorporated into our Registration Statement on Form 8-A, filed January 31, 2011, and any amendment or report updating that description.

Information in this prospectus supersedes related information in the documents listed above, and information in subsequently filed documents supersedes related information in both this prospectus and the incorporated documents.

We will promptly provide, without charge to you, upon written or oral request, a copy of any or all of the documents incorporated by reference in this prospectus, other than exhibits to those documents, unless the exhibits are specifically incorporated by reference in those documents. Requests should be directed to:

Imperial Holdings, Inc.

Attn: Investor Relations

701 Park of Commerce Boulevard, Suite 301

Boca Raton, Florida 33487

(561) 995-4200

You can also find these filings on our website at www.imperial.com. We are not incorporating the information on our website other than these filings into this prospectus.

LEGAL MATTERS

The validity of the securities offered by this prospectus will be passed upon by Foley & Lardner LLP.

EXPERTS

The audited financial statements and management’s assessment of the effectiveness of internal control over financial reporting incorporated by reference in this prospectus and elsewhere in the registration statement have been so incorporated by reference in reliance upon the reports of Grant Thornton LLP, independent registered public accountants, upon the authority of said firm as experts in accounting and auditing.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution.

The aggregate estimated expenses, other than underwriting discounts and commissions, in connection with the sale of the securities being registered hereby are currently anticipated to be as follows (all amounts are estimated except the Securities and Exchange Commission registration fee). All expenses of the offering will be paid by Imperial Holdings, Inc.

Amount
Securities and Exchange Commission registration fee	$9,111
Legal fees and expenses	$25,000
Accounting fees and expenses	$15,000
Miscellaneous Expenses	$10,889

Total	$60,000

Item 15.	Indemnification of Directors and Officers.

The Company’s officers and directors are and will be indemnified under Florida law, their employment agreements and our articles of incorporation and bylaws.

The Florida Business Corporation Act, under which the Company is organized, permits a Florida corporation to indemnify a present or former director or officer of the corporation (and certain other persons serving at the request of the corporation in related capacities) for liabilities, including legal expenses, arising by reason of service in such capacity if such person shall have acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and in any criminal proceeding if such person had no reasonable cause to believe his conduct was unlawful. However, in the case of actions brought by or in the right of the corporation, no indemnification may be made with respect to any matter as to which such director or officer shall have been adjudged liable, except in certain limited circumstances.

Article 10 of the Company’s bylaws provides that the Company shall indemnify directors and executive officers to the fullest extent now or hereafter permitted by the Florida Business Corporation Act.

Additionally, the settlement of the class actions consolidated and designated as Fuller v. Imperial Holdings, et al., the shareholder derivative action entitled Robert Andrzejczyk v. Imperial Holdings, Inc., et al., and the related insurance coverage declaratory relief complaint filed by Catlin Insurance Company (UK) Ltd. contemplates that the Company will advance the cost of legal expenses and otherwise indemnify certain of the Company’s directors and officers (including its former executive officers and directors) who would otherwise be entitled to coverage under portions of the Company’s director and officer liability insurance policies.

Item 16.	Exhibits and Financial Statement Schedules.

The exhibits listed in the accompanying Exhibit Index are filed or incorporated by reference as part of this Registration Statement.

Item 17.	Undertakings.

The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission (the “Commission”) pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

 provided, however, that paragraphs (i), (ii) and (iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i) If the Registrant is relying on Rule 430B:

(A) Each prospectus filed by the Registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which the prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(ii) If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of its annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Boca Raton, State of Florida, on September 9, 2014.

IMPERIAL HOLDINGS, INC.

By	/s/ Antony Mitchell
	Name:	Antony Mitchell
	Title:	Chief Executive Officer

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Antony Mitchell and Michael Altschuler, and each or either of them, as his or her true and lawful attorney-in-fact and agent, with full power of substitution and re-substitution, for him or her and in his or her name, place, and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments, exhibits thereto and other documents in connection therewith) to this Registration Statement and any subsequent registration statement filed by the registrant pursuant to Rule 462(b) of the Securities Act of 1933, as amended, which relates to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Antony Mitchell	Chief Executive Officer and Director (Principal Executive Officer)	September 9, 2014
Antony Mitchell

/s/ Richard O’Connell, Jr.	Chief Financial Officer and Chief Credit Officer (Principal Financial and Accounting Officer)	September 9, 2014
Richard O’Connell, Jr.

/s/ James Chadwick	Director	September 9, 2014
James Chadwick

/s/ Michael A. Crow	Director	September 9, 2014
Michael A. Crow

/s/ Andrew Dakos	Director	September 9, 2014
Andrew Dakos

/s/ Richard Dayan	Director	September 9, 2014
Richard Dayan

/s/ Phillip Goldstein	Chairman of the Board of Directors	September 9, 2014
Phillip Goldstein

/s/ Gerald Hellerman	Director	September 9, 2014
Gerald Hellerman

S-1

EXHIBIT INDEX

Exhibit Number	Exhibit Description	Form	Exhibit	Filing Date	Filed Herewith

3.1	Articles of Incorporation of Registrant	S-1/A	3.1	10/1/10

3.2	Amended and Restated Bylaws of Registrant	10-K	3.2	3/10/14

4.1	Form of Common Stock Certificate	S-1/A	4.1	11/10/10

4.2	Indenture, dated as of February 21, 2014, by and among the Registrant and U.S. Bank, National Association, as indenture trustee	8-K	4.1	2/19/14

5.1	Opinion of Foley & Lardner LLP				*

12.1	Statement re Computation of Ratios of Earnings to Fixed Charges				*

23.1	Consent of Foley & Lardner LLP (included in Exhibit 5.1)				*

23.2	Consent of Grant Thornton LLP				*

24.1	Power of Attorney (included on the signature page)				*

25.1	Statement of Eligibility of Trustee on Form T-1				*